                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14A-12

                                THE CRONOS GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

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           pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                                                   [CRONOS LOGO]

                                THE CRONOS GROUP
                            SOCIETE ANONYME HOLDING

                                                                 Dennis J. Tietz
                                                                        Chairman

                                December 5, 2000

To Our Shareholders:

     We have set our 2000 annual meeting of shareholders for Wednesday, January 10, 2001, to commence at 10:00 a.m. (local time) at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg. At the meeting we will ask you to re-elect directors Maurice Taylor and Charles Tharp, and to adopt an equity incentive plan for our non-employee directors. We are also requesting that you approve our appointment of Deloitte & Touche S.A. as our auditors for the year ending December 31, 2000, and to take certain other actions that we are required to submit to you under Luxembourg law.

     Over the past year, we have focused on strengthening the Company's container leasing business and increasing the value of the Company. Highlights of the Company's achievements over the past year include:

     - Gross lease revenue increased to $103.3 million in the first nine months of 2000 compared to $99.1 million for the corresponding period of 1999.

     - The Company's fleet of dry cargo and special purpose containers is now approaching 400,000 TEUs (20-foot equivalent units).

     - After reporting cumulative losses for 1997 and 1998 of approximately $40 million, the Company reported a net profit of $1.9 million for 1999. Furthermore, for the first nine months of 2000, the Company reported net income at $4.3 million. Since the beginning of the year, we have reduced the Company's indebtedness by approximately $15.5 million, which will provide additional savings in annual interest expenses.

     - Through the first nine months of 2000, we secured $45.2 million in funding for the purchase of new containers.

     - We have further reduced our operating overhead expenses by implementing additional cost reductions.

     - We secured a judgment against a former chairman of Cronos, Stefan M. Palatin, in the amount of approximately $6.6 million, arising from Mr. Palatin's failure to pay indebtedness owed to the Company. We are pursuing proceedings in the United States and in the Swiss courts to execute on the judgment.

     - We sold the headquarters building of our U.K. container leasing subsidiary, which allowed us to repay approximately $8.7 million in mortgage and other indebtedness.

     - We recorded cumulative gains of $4.9 million in 1999 and in the first nine months of 2000 in connection with the sale of our shares in Aegon, N.V. that we received as a result of our holding in Trans Ocean Ltd. ("TOL"). (In 1996, TOL merged with Transamerica Corp., which in turn merged with Aegon in 1999.)

     Over the past year, the Company's Board of Directors has explored various alternatives to enhance value for the shareholders, including the pursuit of a possible merger or sale of the Company. In considering a possible transaction, Cronos entered into numerous confidentiality agreements with interested parties. Certain of these parties conducted due diligence and held negotiations with Cronos regarding a potential transaction.

Despite these efforts, no agreement involving a sale, merger, or other transaction involving the Company has been achieved. The Company's Board of Directors, in conjunction with its financial advisors, will continue to explore various alternatives to enhance value for the shareholders of Cronos. We are unable to predict whether the exploration of potential alternatives involving the Company will result in a transaction.

     This past year has been a challenging one for Cronos. Senior management and the Board have spent a considerable amount of time in pursuing a transaction and in strengthening our leasing operations, both in an effort to enhance shareholder value. In the coming year, we intend to redouble our focus on operational issues and, by doing so, demonstrate further improvement in the Company's financial performance. We are confident of continued success, and look forward to seeing many of you at the annual meeting.

     You do not need to attend the meeting to participate. It is important that you take a few minutes to read the enclosed materials and to vote your shares. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING. The vote of each shareholder is important and your cooperation in promptly returning your executed proxy would be appreciated. Each proxy is revocable and will not affect your right to vote in person. Therefore, even if you execute a proxy, you may still attend the annual meeting of shareholders and vote your shares in person.

                                          Sincerely,

                                          /s/ DENNIS J. TIETZ
                                          Dennis J. Tietz
                                          Chairman of the Board and
                                          Chief Executive Officer

                                                                   [CRONOS LOGO]
                                THE CRONOS GROUP
                            SOCIETE ANONYME HOLDING
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

DATE:   Wednesday, January 10, 2001
TIME:   10:00 a.m.
PLACE:  Hotel Le Royal
        12 Boulevard Royal
        Luxembourg

MATTERS TO BE VOTED UPON:

     1. Election of two directors.

     2. Approval of the Company's Non-Employee Directors' Equity Plan.

     3. Appointment of Deloitte & Touche S.A. as the Company's independent auditors for the year ending December 31, 2000 for both the consolidated and unconsolidated accounts and grant of authorization to the Board of Directors to fix the compensation of the independent auditors.

     4. Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 1999 and the reports of the Company's independent auditors and Board of Directors thereon.

     5. Discharge of certain directors pursuant to Article 74 of Luxembourg's Company Law from the execution of their mandate for the years ended December 31, 1999 and December 31, 1998.

     6. Allocation of the profit/loss reported by the Company for the year ended December 31, 1999.

     7. Any other matter properly brought before the shareholders at the annual meeting or any adjournment thereof.

     The close of business on November 24, 2000 was fixed as the record date for determining which shareholders are entitled to notice of the meeting, and any adjournment, postponement, or continuation thereof, and are entitled to vote.

     The address of the Company's registered office is 16, Allee Marconi, Boite Postale 260, L-2120 Luxembourg, and its telephone number is 352 453 145. The Company is organized in Luxembourg as a societe anonyme holding with registrar number RCS LUX B27.489.

                                          On Behalf of the Board of Directors,

                                          /s/ DENNIS J. TIETZ
                                          Dennis J. Tietz
                                          Chairman of Board
                                          and Chief Executive Officer

December 5, 2000

                                THE CRONOS GROUP
                            SOCIETE ANONYME HOLDING
                               16, ALLEE MARCONI
                               BOITE POSTALE 260
                               L-2120 LUXEMBOURG
                            ------------------------

                                PROXY STATEMENT

     Your vote at this annual meeting is important to us. Please vote your shares of Common Stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This Proxy Statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This Proxy Statement was first mailed to shareholders on December 7, 2000.

                                    CONTENTS

                                                              PAGE
                                                              ----
General Information About Voting............................    2
Proposal No. 1. Election Of Directors.......................    4
Proposal No. 2. Approval of Non-Employee Directors' Equity
  Plan......................................................    6
Proposal No. 3. Appointment Of Deloitte & Touche S.A. As
  Independent Auditors......................................   10
Proposal Nos. 4 - 6. Proposals For Submission To The
  Shareholders Under Luxembourg Law.........................   12
Committees Of The Board Of Directors........................   13
Compensation Of Executive Officers And Directors............   14
Certain Relationships And Related Transactions..............   21
Audit Committee Report......................................   23
Compensation Committee Report On Executive Compensation.....   24
Performance Graph...........................................   25
Security Ownership Of Certain Beneficial Owners And
  Management................................................   25
Other Matters...............................................   27
Shareholder Proposals For 2001 Annual Meeting...............   27
Other Information...........................................   28

                        GENERAL INFORMATION ABOUT VOTING

Who is soliciting your vote?

     These proxy materials are furnished in connection with the solicitation by the Board of Directors of The Cronos Group ("Cronos" or the "Company") of proxies to be voted at the Company's 2000 annual meeting and at any meeting following an adjournment, postponement, or continuation thereof.

Who can vote?

     The Board of Directors has fixed the record date as of the close of business on November 24, 2000. Only holders of shares of Common Stock of the Company on the record date are entitled to vote at the annual meeting. A total of 9,158,378 shares of Common Stock can be voted at the annual meeting. Shareholders are entitled to one vote for each share of Common Stock owned on the record date. The enclosed proxy card shows the number of shares you can vote.

Who are the proxyholders?

     The persons named in the enclosed proxy are directors and/or officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder of the Company) as proxy to attend and act on such shareholder's behalf at the annual meeting.

How do I vote by proxy?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign, date and promptly return the enclosed proxy card in the accompanying envelope. The shares of Common Stock represented by any valid proxy will be voted on all matters in accordance with the specifications or instructions marked on the proxy card. In the absence of any such specification or instruction, such shares of Common Stock will be voted FOR, AGAINST or WITHHELD for voting (abstain) on all of the proposals specified in the form of proxy as the proxyholder shall determine, in his discretion.

     The accompanying proxy for the annual meeting confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in this notice and proxy statement and with respect to such other business or matters which may properly come before the annual meeting or any adjournment.

What if other matters come up at the annual meeting?

     The Board of Directors does not presently know of any matter to be considered at the meeting other than the matters described herein and in the Notice of Annual Meeting of Shareholders. However, if other matters are properly presented at the meeting, the proxyholders will vote your shares, on your behalf, in accordance with their judgment.

Can I change my vote after I return my proxy card?

     Yes. At any time before the vote on a proposal, you can revoke your proxy or change your vote either by submitting to the Company's secretary a written notice of revocation, or by signing, dating, and returning a later-dated proxy card.

Can I vote in person at the annual meeting rather than by completing the proxy card?

     Although we encourage you to complete and return the enclosed proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

     If your shares are held in the name of your broker, a bank, or other nominee, that institution should provide you with instructions for voting your shares. Please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of the Company's Common Stock. We urge you to confirm in writing your instructions to the person responsible for your account. In addition, please provide a copy of those instructions to the Company at the address indicated below, so that we may be aware of your instructions in order to attempt to ensure that such instructions are followed.

How are votes counted?

     Under Luxembourg law, actions requiring the approval of shareholders can generally be taken by approval of the holders of a simple majority of shares present or represented, and voting, without regard to any minimum quorum requirements. Two exceptions are (i) to amend the Articles of Incorporation ("Articles") and (ii) any action for which Luxembourg law or the Articles require more than a majority vote or require a specified quorum.

     The Company's Common Stock is traded on the NASDAQ Stock Market (Symbol:
CRNS). Under NASDAQ's rules, the minimum quorum for any meeting of shareholders of a NASDAQ company is 33 1/3 percent of the outstanding shares of the company's common voting stock. The Company will observe this requirement in holding its annual meeting, and accordingly a quorum of at least one-third of the outstanding shares of the Company's Common Stock entitled to vote at the annual meeting, represented in person or by proxy, will be necessary to convene the annual meeting.

     The Company's Articles require the approval of the holders of a simple majority of the outstanding shares of the Common Stock of the Company for the election of directors to the Board. Therefore, with respect to "Proposal No.
1 -- Election of Directors," if you do not sign and return a proxy card, your shares will be counted as abstentions and will have the effect of a vote AGAINST the proposal.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or represented by proxy, and voting, is required to approve the other matters to be presented at the annual meeting. Abstentions and broker non-votes are each excluded in the determination of the number of shares present and voting. However, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum of shareholders at the meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or other person entitled to vote.

Who pays for this proxy solicitation?

     Cronos will pay the full cost of this proxy solicitation and expenses incurred in connection with preparing and distributing this proxy statement. We have retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. The cost of CIC's services is estimated at $4,500, plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, employees of the Company may solicit proxies by telephone, or by other means. None of these employees will receive extra compensation for their assistance in the solicitation of proxies.

     We will request that banks, brokerage houses, and other custodians, nominees and fiduciaries forward the proxy solicitation materials to the beneficial owners of Common Stock of the Company that such institutions hold of record. We will reimburse such institutions for their reasonable out-of-pocket expenses.

How can I get further information?

     Shareholders can call the investor relations department of our affiliate, Cronos Capital Corp., at (415) 677-8990, or contact the Company by email at ir@cronos.com, with any questions about voting procedures or the other matters discussed herein.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Articles provide that it is to be managed by a Board of Directors composed of at least three members who need not be shareholders of the Company and who shall be elected by the holders of a simple majority of the outstanding shares of the Common Stock for a term of three years and until their successors are elected. The terms of the directors are staggered so that the terms of one-third of the total number of directors expire in each year.

     Presently, the Board of Directors is composed of Dennis J. Tietz (Chairman), Maurice Taylor, Charles Tharp, S. Nicholas Walker, Peter J. Younger, and Robert M. Melzer.

     Mr. Taylor was elected to the Board of Directors at the 1998 annual meeting for a two-year term expiring at the conclusion of the 2000 annual meeting. Mr. Tharp was elected to the Board of Directors at the 1999 annual meeting for a one-year term expiring at the conclusion of the 2000 annual meeting. Messrs. Taylor and Tharp are therefore standing for re-election as directors at this annual meeting.

     Mr. Tietz was elected to the Board of Directors as Chairman and Mr. Younger was elected to the Board of Directors at the 1999 annual meeting for two-year terms expiring at the conclusion of the annual meeting for 2001 and are therefore not standing for re-election at this annual meeting.

     Messrs. Melzer and Walker were elected to the Board of Directors at the 1999 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2002 and are therefore not standing for re-election at this annual meeting.

Maurice Taylor

     Mr. Taylor, age 39, was appointed to the Board of Directors of the Company as an outside director on July 9, 1998. Mr. Taylor is currently serving as a director for a term expiring at the conclusion of the annual meeting for 2000, and is therefore standing for re-election at this annual meeting. Mr. Taylor, a resident of Geneva, Switzerland, has been an independent consultant in international trade finance for the last six years. He serves on the boards of numerous privately-held trading companies in Europe. Mr. Taylor holds a B.A. degree in Mathematical Economics from Brown University.

Charles Tharp

     Mr. Tharp, age 50, was appointed to the Board of Directors of the Company as an outside director on March 31, 1999, to fill the vacancy created by the resignation of Dr. Axel Friedberg. At the 1999 annual meeting, Mr. Tharp was elected to the Board of Directors for a term expiring at the conclusion of the annual meeting for 2000, and is therefore standing for re-election at this annual meeting. Mr. Tharp is based in Washington D.C. and has for the last five years acted as a consultant to pension funds and foundations on international investment policy, fiduciary issues, and financial management. Mr. Tharp is a director of HomeTies, Inc. and The Info/Change Foundation, Washington D.C., and for the past 20 years has been an advisor to the American Bureau of Shipping. He held several positions, including Executive Director (the Chief Executive Officer) of the Pension Benefit Guaranty Corporation, a federal agency, from 1982 to 1985. Mr. Tharp has served on the boards of insurance companies, pension funds, and real estate holding companies in California, Ohio, and Bermuda. Mr. Tharp holds a B.A. degree in History from Yale University and an M.A. in Jurisprudence from Oxford University, England.

                            ------------------------

     We are proposing that the shareholders re-elect Messrs. Taylor and Tharp to the Board of Directors to serve until the conclusion of the annual meeting for 2003 and the election of each of their successors. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected by the shareholders. Should any nominee unexpectedly not be available for election, then the Board would propose a substitute nominee.

     If Messrs. Taylor and Tharp are re-elected to the Board, then the composition of our Board of Directors would be as follows:

                       DIRECTOR                            TERM EXPIRATION
                       --------                          -------------------
Dennis J. Tietz........................................  2001 Annual Meeting
Peter J. Younger.......................................  2001 Annual Meeting
S. Nicholas Walker.....................................  2002 Annual Meeting
Robert M. Melzer.......................................  2002 Annual Meeting
Maurice Taylor*........................................  2003 Annual Meeting
Charles Tharp*.........................................  2003 Annual Meeting

---------------
* Nominees for re-election to the Board of Directors.

WE RECOMMEND THAT YOU VOTE FOR THE RE-ELECTION OF MESSRS. TAYLOR AND THARP AS DIRECTORS.

     VOTE REQUIRED. Election of each of the two nominees requires the approval of the holders of a simple majority of the outstanding shares of Common Stock of the Company.

A. CONTINUING DIRECTORS

Dennis J. Tietz

     Mr. Tietz, age 48, was appointed Chief Executive Officer of the Company on December 11, 1998, and Chairman of the Board of Directors on March 30, 1999, to fill the vacancies created by the resignation of Rudolph J. Weissenberger as Chief Executive Officer and Chairman of the Board. Mr. Tietz was elected by the shareholders as a director and Chairman of the Board at the 1999 annual meeting of shareholders held in Luxembourg on January 13, 2000. Mr. Tietz will serve as a director until the annual meeting of shareholders for 2001 and until his successor is elected and takes office.

     From 1986 until his election as Chief Executive Officer of the Company, Mr. Tietz was responsible for the organization and marketing of investment programs managed by Cronos Capital Corp. ("CCC"), (formerly called Intermodal Equipment Associates), a subsidiary of the Company. From 1981 to 1986, Mr. Tietz supervised container lease operations in both the United States and Europe. Prior to joining CCC in 1981, Mr. Tietz was employed by Trans Ocean Leasing Corporation, San Francisco, California, a container leasing company, as regional manager based in Houston, with responsibility for leasing and operational activities in the US Gulf. Mr. Tietz holds a B.S. degree in Business Administration from San Jose State University. Mr. Tietz is a licensed principal with the NASD. Mr. Tietz currently serves as Chairman of the International Institute of Container Lessors.

Peter J. Younger

     Mr. Younger, age 43, was elected to the Board of Directors of the Company at the 1999 annual meeting. Mr. Younger will serve as a director until the annual meeting of shareholders for 2001 and until his successor is elected and takes office. Mr. Younger was appointed as Chief Operating Officer of the Company on August 4, 2000, as Executive Vice President in April 1999, and as Chief Financial Officer in March 1997. From 1991 to 1997, Mr. Younger served as Vice President of Finance of Cronos Containers Limited, a subsidiary of the Company located in the UK. From 1987 to 1991, Mr. Younger served as Vice President and Controller of CCC in San Francisco. Prior to 1987, Mr. Younger was a certified public accountant and a principal with the accounting firm of Johnson, Glaze and Co. in Salem, Oregon. Mr. Younger holds a B.S. degree in Business Administration from Western Baptist College, Salem, Oregon.

Stephen Nicholas Walker

     Mr. Walker, age 46, was appointed to the Board of Directors of the Company as an outside director on October 5, 1999, to fill the vacancy created by the resignation of Ernst-Otto Nedelmann, and was elected to the Board by the shareholders at the 1999 annual meeting. Mr. Walker will serve as a director until the annual meeting of shareholders for 2002 and until his successor is elected and takes office. On August 29, 2000,

Mr. Walker resigned from PaineWebber Inc. to organize the York Stockbrokers Group ("York"). York, with offices in London and New York, provides securities brokerage services to institutional and wealthy clients in Europe, the United States, and Latin America. From 1995 until he organized York, Mr. Walker served as Senior Vice President of Investments of PaineWebber Inc. From 1982 until he joined PaineWebber, he served as Senior Vice President of Investments of Prudential Securities Inc. Mr. Walker holds an M.A. degree in Jurisprudence from Oxford University, England.

Robert M. Melzer

     Mr. Melzer, age 59, was elected to the Board of Directors of the Company at the 1999 annual meeting for a term expiring at the conclusion of the annual meeting for 2002 and until his successor is elected and takes office. Mr. Melzer served as President and Chief Executive Officer of Property Capital Trust, a publicly-traded real estate investment trust ("REIT"), from 1992 until May 1999 when the company completed its plan to dispose of its investments and distributed the proceeds to its shareholders. Since May 1999, Mr. Melzer has devoted his business activities to consulting and to serving as a director or trustee of various business and charitable organizations. Mr. Melzer serves as a director of Genesee & Wyoming, Inc., a short-line railroad holding company; a director of Beacon Capital Partners, Inc., a REIT; a trustee of MGI Properties Liquidating Trust, which was formed to complete the liquidation of MGI Properties, a REIT; a director of Lawson Products, Inc., a distributor of items for the repair, maintenance, and operation of industrial capital equipment; and chair of the board of trustees of Beth Israel Deaconess Medical Center in Boston, Massachusetts. Mr. Melzer holds a B.A. degree in Economics from Cornell University and an M.B.A. from the Harvard Business School.

                                 PROPOSAL NO. 2

                APPROVAL OF NON-EMPLOYEE DIRECTORS' EQUITY PLAN

     At the annual meeting, you will be asked to approve the Company's Non-Employee Directors' Equity Plan (the "Directors' Equity Plan"), which has been approved by the Board of Directors. The text of the proposed Directors' Equity Plan is included in this Proxy Statement as Appendix A.

     At last year's annual meeting, we presented to the shareholders, and the shareholders approved, the Company's 1999 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan was designed to replace the Company's outdated and inactive Management Equity Incentive Plan to provide our employees with an incentive to return the Company to sustained profitability and to align their interests with those of our shareholders. We are proposing the Directors' Equity Plan in light of the significant demands we have placed upon our independent directors to supervise the Company's efforts in pursuing a transaction and management's efforts to return Cronos to sustained profitability and stability following the turmoil involving the Company created by the actions of prior management, and to align the interests of our independent directors with those of the shareholders of the Company.

     WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE DIRECTORS' EQUITY PLAN.

     VOTE REQUIRED. If the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the annual meeting vote for the Company's Directors' Equity Plan, the Directors' Equity Plan will be approved.

     SUMMARY OF THE DIRECTORS' EQUITY PLAN. The following is a summary of the Directors' Equity Plan and should be read together with the full text of the
Plan:

PURPOSE.......................   The purpose of the Directors' Equity Plan is to
                                 attract, motivate and retain non-employee directors of outstanding ability, and to foster a greater identity of interest between our non-employee directors and our shareholders.

ELIGIBILITY...................   Only directors of the Company and of
                                 subsidiaries of the Company who are not
                                 employees of the Company or of any of our subsidiaries may participate in the Directors'
                                 Equity Plan.

TYPES OF AWARDS...............   A non-employee director will participate in the
                                 Directors' Equity Plan in two ways: by electing to receive, in lieu of the cash compensation otherwise payable to the non-employee director, an award of "director's stock units," and through the receipt of non-qualified stock options ("director's options") to acquire shares of Common Stock of the Company.

SHARES AVAILABLE..............   A total of 275,000 shares of Common Stock will
                                 be available for issuance under the Directors'
                                 Equity Plan, both to supply shares for the settlement of director's stock units into Common Stock of the Company and for issuance upon the exercise of director's options. We will adjust the number of shares available for issuance under the Plan if there is any merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend or other change in corporate structure.

DIRECTOR'S STOCK UNITS........   A director may elect to reduce all or part of
                                 the cash compensation otherwise payable for services to be rendered by him or her as a director and to receive in lieu thereof director's stock units.

                                 The number of director's stock units received by an electing non-employee director shall be equal to the compensation the non-employee director elects not to receive, multiplied by 125%, with the resultant product divided by the average of the fair market value of the Company's Common Stock for the twenty (20) trading days immediately preceding the date that the deferred compensation would otherwise have been payable to the non-employee director. By way of example, should a non-employee director defer $100 in compensation, where the Common Stock of the Company for the 20 days immediately preceding the date the compensation is payable averaged $5 per share, then the non-employee director would receive 25 director's stock units ($100 x 125%, divided by $5).

                                 A director's stock units vest in full on the third anniversary of the date of grant. If a director's service on the Board of Directors terminates by reason of death, disability, resignation or removal, then the director's stock units will immediately vest. Directors may defer the vesting of their directors' stock units within certain limits.

                                 We will credit director's stock units to a bookkeeping account that we will maintain for each director. We will also credit a director's account with an amount equal to any dividends paid by the Company on a number of shares of Common Stock corresponding to the number of director's stock units credited to the account; credits will be in the form of additional director's stock units. As soon as practicable following vesting, we will settle director's stock units by delivering to the director the equivalent number of shares of Common Stock. Prior to settlement, directors will not have the rights of a stockholder in any shares corresponding to the director's stock units. In its sole discretion, the Board of the Company may authorize the creation of trusts, such as a "rabbi trust," or other arrangements, to meet the Company's obligations created under the Directors' Equity Plan for the issuance of director's stock units.

DIRECTOR'S OPTIONS............   If the Directors' Equity Plan is approved by
                                 the shareholders, then each of our current non-employee directors (Messrs. Walker and
                                 Melzer and, if they are re-elected, Messrs.
                                 Taylor and Tharp) will be granted, as of the date of the shareholders' meeting, director's options to purchase 15,000 shares of Common
                                 Stock. A non-employee director who is initially elected at an annual or special meeting of shareholders, or appointed to the Board other than in connection with an annual meeting shall receive, as of the date of such initial election or appointment, director's options to purchase 15,000 shares of Common Stock. During the term of the Directors' Equity Plan, on each anniversary of the first date of grant of director's options to a non-employee director, assuming the non-employee director remains a director of the Company or of a subsidiary of the Company, the non-employee director shall be automatically granted a director's option to purchase an additional 15,000 shares of Common
                                 Stock. For the last year of the term of the Plan (the year 2003), if the anniversary date of the first grant of a director's option to a non-employee director is subsequent to the date of the annual meeting for 2003, then the anniversary date for that year shall be deemed to be the date of the annual meeting, and the non-employee director shall be granted a director's option to purchase an additional
                                 15,000 shares of Common Stock if the
                                 non-employee director remains as such through the close of business on the date of the annual meeting.

                                 The exercise price of each director's option will be the average of the fair market value of the Common Stock for the twenty (20) trading days immediately preceding the date of grant of the director's options. We define fair market value as the closing sales price of the Company's Common Stock as reported on the NASDAQ National Market (or such other market on which the Common Stock trades). Director's options will vest and become exercisable over three years, with one-third of the director's options exercisable as of each of the three anniversaries following the date of grant, assuming, in each instance, that the director has continued to serve as a member of the Board until the relevant anniversary. If a director's service on the Board of Directors terminates by reason of death, disability, removal (other than for cause), or resignation within twelve months of a change in control, then the director's options will immediately vest.

                                 Director's options will generally expire on the date of the annual meeting held in the tenth calendar year following the date of grant. Upon termination of a director's service on the Board, vested director's options generally must be exercised within sixty (60) days.

CONVERSION OF OUTSTANDING
SARS..........................   In October 1999 the Board of Directors of the
                                 Company approved the grant to each of the existing non-employee directors (Messrs.
                                 Taylor, Tharp, Walker, and Melzer) of stock appreciation rights ("SARs") on 15,000 "share units," with a grant price of $4.094. The SARs vest over a period of three years, with one-third of the share units vesting on each of the first three anniversaries of the date of grant (October 13, 1999), or seven days before the next scheduled annual meeting of shareholders for that year, whichever date first occurs. The SARs are subject to accelerated vesting under the same circumstances governing the acceleration of vesting of director's options under the Directors' Equity Plan. The grantee of the SARs is entitled to an "award payment" at the time of exercise of share units, equal to the excess, if any, of the fair market value of a share of Common Stock of the Company on the date of exercise over the grant price, multiplied by the number of exercised share units. For a description of the SARs granted to our independent directors in October 1999, see
                                 "Compensation of Executive Officers and
                                 Directors -- Compensation of Directors" herein.

                                 If the Directors' Equity Plan is approved by the shareholders, then the non-employee directors of the Company holding SARs may convert their SARs into director's options under the Directors' Equity Plan. This right of conversion may only be exercised by the non-employee director within thirty (30) days of the date the shareholders approve the Directors' Equity Plan, and then only as to all unexercised SARs then held by the non-employee director. The director's options shall carry the same terms as those applicable to director's options otherwise to be granted under the Directors' Equity Plan, but the exercise price of the shares issuable thereunder shall be $4.094 and the "grant date" of the director's options granted to the non-employee directors shall be determined using a deemed date of grant of October 13, 1999, the date the SARs were granted to the non-employee directors.

ADMINISTRATION................   The Compensation Committee of the Board of
                                 Directors will administer the Directors' Equity
                                 Plan.

AMENDMENT AND TERMINATION.....   The Board of Directors will have authority to
                                 amend or terminate the Directors' Equity Plan at any time. However, the Board of Directors may not, without your approval:

                                 - increase the number of shares available for
                                   issuance,

                                 - increase the number of director's stock units
                                   that may be issued to an electing
                                   non-employee director, or

                                 - reduce the exercise price of a director's
                                   option.

TERM..........................   Unless terminated earlier by the Board of
                                 Directors, the Directors' Equity Plan will expire at the annual meeting held in 2003.

     PLAN BENEFITS. If the Directors' Equity Plan is approved by the shareholders, then each of our outside directors (Messrs. Walker and Melzer, and, if they are re-elected, Messrs. Taylor and Tharp) will automatically receive director's options to purchase 15,000 shares of Common Stock of the Company, and each would be eligible to elect to receive, in lieu of cash compensation for services as a director, director's stock units. In addition, each of our outside directors holding SARs could elect to convert the same to director's options to purchase 15,000 shares of Common Stock. Each of our outside directors would be entitled to receive annual grants of options to acquire 15,000 shares of Common Stock of the Company thereafter for the term of the Directors' Equity Plan, as long as each remains a director of the Company.

     LUXEMBOURG TAX CONSEQUENCES. Luxembourg taxes the income earned by directors of Luxembourg holding companies for their services rendered as directors, and requires such companies to withhold a portion of the director's compensation for the payment of such taxes. Directors' compensation includes the spread between the exercise price of shares under option and the market value of the shares on the date of exercise. The Company will also generally be obligated to pay a 1% capital duty on the higher of (i) the exercise or subscription price of shares issued under the Directors' Equity Plan, (ii) the par value of the shares ($2 per share), or (iii) the fair market value of the shares issued as of the date of exercise. As a Luxembourg holding company, the Company also pays a tax of 0.2% on its "capital," defined as the average aggregate market value of its outstanding shares of Common Stock for the year. Shares issued pursuant to the exercise of director's options and in settlement of director's stock units will increase the capital base on which this tax is assessed.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the United States federal income tax consequences of the Directors' Equity Plan with respect to directors who are residents or citizens of the United States. As the Company is a Luxembourg holding company, the taxation of the Company with respect to the grant or exercise of director's stock units and director's options under the Directors' Equity Plan is determined by Luxembourg law, not United States tax law, except to the extent that an award of director's stock units or director's options is made to a non-employee director of a U.S. subsidiary of the Company in consideration of the director's services rendered to such subsidiary as a director.

     The award of director's stock units to an outside director will have no immediate federal income tax effect: the non-employee director will not recognize taxable income as a result of the award. When the director's stock units vest and the units are settled in shares of Common Stock of the Company, then the non-employee director will recognize ordinary income in an amount equal to the fair market value of the Common Stock on the date of vesting.

     The federal income tax consequences of issuing and exercising director's options under the Directors' Equity Plan may be summarized as follows: (i) the grant of a director's option has no immediate federal income tax effect: the director will not recognize taxable income as a result of the grant; (ii) when the director exercises the director's option, the director will recognize ordinary income, measured by the difference between the exercise price and the fair market value of the shares on the date of exercise; and (iii) when the director sells Common Stock obtained by the exercise of a stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

                                 PROPOSAL NO. 3

                     APPOINTMENT OF DELOITTE & TOUCHE S.A.
                            AS INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche S.A. ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending December 31, 2000, subject to shareholder approval.

     From 1997 to 1999, Moore Stephens, S.a.r.I. ("Moore Stephens"), served as the Company's independent auditors and provided the Company with audit and accounting services. In 1999, the Board selected Deloitte & Touche as the Company's independent auditors for the fiscal year ended December 31, 1999. The Board selected Deloitte & Touche in view of the global reach of the Company's business and the services that Deloitte & Touche can render to the Company, and not as the result of any disagreement or displeasure with

Moore Stephens. The Company elected to replace Moore Stephens on August 13, 1999, and appointed Deloitte & Touche as its auditors on August 16, 1999, subject to shareholder approval, which was obtained at the 1999 annual meeting of shareholders.

     The decision to change auditors was made by the Board of Directors of the Company. At the time, the Audit Committee had two members. At the Board meeting at which the decision was made to change auditors, the member of the Audit Committee who was present and participated in the meeting concurred in the decision to change auditors. The other member of the Audit Committee was not present at the meeting of the Board and did not participate in the decision.

     In the audit report on the Company's 1998 Consolidated Financial Statements, Moore Stephens drew attention to the fact that the Company was negotiating the refinancing of certain loans. Moore Stephens advised that these conditions raised substantial doubt that the Company would be able to continue as a going concern.

     In the audit report on the Company's 1997 Consolidated Financial Statements, Moore Stephens drew attention to the fact that the Company was negotiating the refinancing of certain loans and was not in compliance with the terms of an escrow agreement. Moore Stephens advised that this and other factors raised substantial doubt that the Company would be able to continue as a going concern.

     In addition, Moore Stephens drew attention to certain notes to the Company's 1998 and 1997 Consolidated Financial Statements relating to financing and recomposition expenses, items affecting fourth quarter results of operations, commitments and contingencies and related party transactions. Moore Stephens advised that allegations had been made which could result in the Company becoming a defendant in lawsuits alleging various financial improprieties in the operation of certain third party Austrian investment entities and their sponsoring companies.

     During the Company's fiscal years ended December 31, 1998 and 1997, and the subsequent interim period preceding the Board's decision to replace Moore Stephens, there was no disagreement between Moore Stephens and the Company regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which would have caused Moore Stephens to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

     During the Company's fiscal years ended December 31, 1998 and 1997, internal controls existed to the extent that Moore Stephens was not required to advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist. No information came to Moore Stephens' attention that led it to no longer be able to rely on management's representations, or unwilling to associate with the Company's financial statements.

     During the Company's fiscal years ended December 31, 1998 and 1997, and any subsequent interim period preceding the Board's decision to replace Moore Stephens, Moore Stephens advised the Company that there was no need to expand the scope of its audit, or that information has come to its attention that if further investigated, would materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or caused Moore Stephens to be unwilling to rely on the representations of the Company's management or be associated with the Company's financial statements.

     During the Company's fiscal years ended December 31, 1998 and 1997 and the subsequent period prior to the Board's decision to engage Deloitte & Touche, the Company had no consultations with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. No written reports or oral advice were provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue. In addition, there were no matters that were either the subject of disagreement or a reportable event.

     WE RECOMMEND THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE S.A. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000, AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE COMPENSATION PAYABLE TO THE INDEPENDENT AUDITORS. In the event that ratification of the Board's selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, then management will review its selection of auditors.

     Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions from the shareholders.

                              PROPOSAL NOS. 4 - 6

                        PROPOSALS FOR SUBMISSION TO THE
                       SHAREHOLDERS UNDER LUXEMBOURG LAW

     The Board will submit to the shareholders at the annual meeting for their consideration and approval the following matters as required by Luxembourg's Companies Law:

     4. A proposal to approve the Company's consolidated and unconsolidated financial statements for the year ended December 31, 1999, and to approve the reports of the Company's independent auditors, dated March 30, 2000, and the Board of Directors, dated March 29, 2000;

     5. A proposal to discharge the following individuals from the execution of their mandate as directors of the Company:

          For the year ended December 31,
1998........................................    Rudolf J. Weissenberger(1)

          For the year ended December 31,
1999........................................    Rudolf J. Weissenberger(1)
                                                Ernst-Otto Nedelmann(2)
                                                Dennis J. Tietz
                                                Maurice Taylor
                                                Charles Tharp
                                                S. Nicholas Walker
---------------
(1) Mr. Weissenberger resigned from the Board of Directors on March 30, 1999.

(2) Mr. Nedelmann resigned from the Board of Directors on October 4, 1999.
                            ------------------------

     6. A proposal to approve the allocation of the profit/loss reported by the Company for the year ended December 31, 1999.

     WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF EACH OF THE FOREGOING PROPOSALS.

     On September 13, 2000, we transmitted to our shareholders of record our 1999 Annual Report, which included the consolidated financial statements of the Company and our auditor's report thereon for the year ended December 31, 1999, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. We also included the consolidated financial statements, and auditor's and directors' reports thereon, for the year ended December 31, 1999 as well as the unconsolidated financial statements, and auditor's and directors' reports thereon, for the year ended December 31, 1999 (both of which were prepared in conformity with Luxembourg regulatory requirements). Shareholders may download and print these and other materials by visiting the Company's website at www.cronos.com. Alternatively, the Company will furnish, without charge, a copy of such materials to any shareholder upon written request. Shareholders should direct their written requests to the investor relations department of our subsidiary, Cronos Capital Corp., 444 Market Street -- Suite 1500, San Francisco, California 94111.

     In the Company's Proxy Statement for the 1999 annual meeting of shareholders, held in Luxembourg on January 13, 2000, we proposed, in accordance with Luxembourg's Companies' Law, that the shareholders release directors Ernst-Otto Nedelmann and Maurice Taylor from the execution of their mandate for the year ended December 31, 1998. The shareholders adopted our recommendation that these two individuals be released from their mandate as directors for 1998. We did not, at that time, propose that directors Weissenberger and Friedberg be released from their mandate as directors for 1998 because, at the time, each was subject to an investigation by the Staff of the Securities and Exchange Commission ("SEC") as part of the SEC's investigation of the Company triggered by the actions of the former management of the Company.

     On August 8, 2000, Messrs. Weissenberger and Friedberg consented to the entry of an administrative cease and desist order (the "Order") by the SEC. Without admitting or denying the findings set forth therein, Messrs. Weissenberger and Friedberg consented to the entry of the Order whereby Dr. Friedberg agreed to cease and desist from committing or causing any violation, or any future violation, of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and certain rules promulgated by the SEC thereunder, and Mr. Weissenberger consented to the Order agreeing to cease and desist from causing any violation, or any future violation, of Section 13(a) of the Exchange Act and certain rules promulgated by the SEC thereunder.

     In recommending to the shareholders that Mr. Weissenberger be released from the execution of his mandate, as director, for the years ended December 31, 1998 and December 31, 1999, the Board of Directors of the Company took into account, among other factors, the findings made by the SEC in the Order.

     If the shareholders approve our proposal to release the directors and former directors of the Company from the execution of their mandate as directors, as set forth above, then, under Luxembourg law, none of these individuals could be held liable for his conduct as a director of the Company for 1998 or 1999, respectively. The proposal to release former director Weissenberger from his mandate as director for 1998, and to release former and current directors Weissenberger, Nedelmann, Tietz, Taylor, Tharp, and Walker from their mandate as directors for 1999, is valid only if the Company's balance sheets at December 31, 1998, and December 31, 1999, respectively, contain no omission or false information concealing the true situation of the Company, and, with regard to any act carried out which falls outside the scope of the Company's Articles of Incorporation, only if such matter has been specifically indicated in the notice of meeting. The Board is not aware of any such ground for the invalidity of the discharges of directors and former directors requested herein.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established Audit, Compensation, Special Litigation, and Transaction Committees. No director attended fewer than 75% of the aggregate number of meetings of the Board and of the committee(s) on which he served while he was in office in 1999.

     The Audit Committee consists of Robert M. Melzer, as its Chair, and Maurice Taylor and S. Nicholas Walker. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and is responsible for recommending to the Board the appointment of the Company's independent auditors. The Audit Committee's report is included in this Proxy Statement under "Audit Committee Report" below. The Audit Committee was inactive in 1999, was reconstituted following the meeting of shareholders in Luxembourg on January 13, 2000, and has held three meetings this year.

     The Compensation Committee is comprised of Charles Tharp, as its Chair, and Maurice Taylor and S. Nicholas Walker. The Compensation Committee is responsible for establishing and overseeing the compensation and benefit plans for the officers and key employees of the Company. The Compensation Committee's report is included in this Proxy Statement under "Board Compensation Committee Report on Executive Compensation" below. The Compensation Committee held three meetings in 1999 and has held seven meetings this year.

     The Special Litigation Committee is comprised of Maurice Taylor, as its Chair, and S. Nicholas Walker and Robert M. Melzer. This Committee was established to review transactions between the Company and present and former management to determine if management engaged in any misfeasance or improper self dealing. The Special Litigation Committee met four times during 1999 and has met four times this year. The Special Litigation Committee completed its investigation and presented its report, dated March 31, 2000, which summarizes the background of its work, the scope of its review, the nature of its investigation, and its conclusions. Among the Committee's conclusions and recommendations were the following:

          (i) that Cronos should vigorously pursue collection of the judgment obtained by the Company on February 8, 2000 against its former Chairman, Stefan M. Palatin, in the approximate amount of $6.6 million, and that it should seek to satisfy the judgment by foreclosing on the shares of Common Stock of the Company held beneficially by Mr. Palatin;

          (ii) that Cronos should vigorously defend any proceeding brought by the Contrin Group, S.A. in pursuit of its claim of $2.6 million against the Company, and that the Company should seek indemnification against the Palatins and others for any damages awarded against the Company to Contrin;

          (iii) that Cronos should reject the claim by its former director, Axel Friedberg, for the balance of $100,000 on his statement for legal services purportedly rendered to the Company for the period from November 30, 1997 through December 31, 1998; and

          (iv) that the Board of Directors of the Company should reconfirm its interested-party statement of policies to govern interested party transactions between the Company and its directors, officers, and senior employees.

     The report of the Special Litigation Committee was accepted and approved by the Board of Directors on August 4, 2000, and the Board, at that meeting, reconfirmed its interested-party statement of policies to govern interested-party transactions involving the Company or any of its subsidiaries and directors, officers, and senior employees.

     The Special Litigation Committee will continue to supervise the Company's efforts to recover the indebtedness owed to the Company by Mr. Palatin and all other legal proceedings in which the Company is involved.

     The Transaction Committee consists of S. Nicholas Walker, as its Chair, and Robert M. Melzer, Maurice Taylor, and Charles Tharp. It was organized on October 8, 1999 to supervise the efforts of the Board, working in conjunction with counsel and the Company's financial advisors, First Union Securities, Inc., to pursue strategic alternatives to enhance shareholder value, and to oversee discussions between Cronos and interested parties. The Transaction Committee met five times in 1999 and has met nine times this year.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the cash and non-cash compensation received for services rendered for the fiscal years ended December 31, 1999, 1998, and 1997 by (i) the Company's Chief Executive Officer during 1999, and (ii) the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in office on December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                           ANNUAL COMPENSATION             ----------------------
                                  -------------------------------------    SECURITIES
                                                                 OTHER     UNDERLYING      ALL
                                                                ANNUAL      OPTIONS/      OTHER
                                          SALARY      BONUS      COMP.        SARS       COMP.(1)
  NAME AND PRINCIPAL POSITION     YEAR      ($)        ($)        ($)         (#)          ($)
  ---------------------------     ----    -------    -------    -------    ----------    --------
CURRENT OFFICERS:
Dennis J. Tietz(2)..............  1999    300,000    129,000    192,742          --       5,000
  Chief Executive Officer         1998    237,824     71,435     27,790     300,000       5,000
                                  1997    232,250     59,774      7,220          --       5,000
Peter J. Younger(3).............  1999    250,000    107,500     19,769     200,000          --
  Chief Operating Officer         1998    205,352     61,443     10,614          --          --
                                  1997    177,963     43,290      9,688          --          --

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                           ANNUAL COMPENSATION             ----------------------
                                  -------------------------------------    SECURITIES
                                                                 OTHER     UNDERLYING      ALL
                                                                ANNUAL      OPTIONS/      OTHER
                                          SALARY      BONUS      COMP.        SARS       COMP.(1)
  NAME AND PRINCIPAL POSITION     YEAR      ($)        ($)        ($)         (#)          ($)
  ---------------------------     ----    -------    -------    -------    ----------    --------
John M. Foy.....................  1999    187,000         --     14,155          --       5,000
  Senior Vice President for Asia  1998    153,114     25,356     20,847          --       5,000
  and the Americas..............  1997    149,525     41,268     17,754          --       4,750
Nico Sciacovelli................  1999    179,127         --      2,264          --          --
  Senior Vice President for
  Europe,                         1998    183,477     28,098        995          --          --
  Middle East, Africa, and India  1997    139,665     26,991         --          --          --
John C. Kirby...................  1999    157,616         --     19,275          --       6,297
  Senior Vice President for       1998    122,030     35,990     13,888          --       5,199
  Operations                      1997    113,015     28,950     10,757          --       4,856

---------------
(1) This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2) Mr. Tietz was elected Chief Executive Officer of the Company on December 11, 1998, and Chairman of the Board on March 30, 1999. The compensation reflected in the table for Mr. Tietz prior to his election as Chief Executive Officer represents his compensation as President of Cronos Capital Corp. ("CCC"), a subsidiary of the Company. The amount reported under "Other Annual Comp." for Mr. Tietz includes $153,923, representing his share of fees and distributions payable to CCC as general partner of the U.S. limited partnerships managed by CCC. On August 4, 2000, pursuant to Mr. Tietz' Amended and Restated Employment Agreement, the Compensation Committee awarded Mr. Tietz a bonus for services rendered to the Company in 1999 in the amount of $129,000, the payment of which has been deferred.

(3) Mr. Younger was elected Chief Financial Officer of the Company in March 1997 and Chief Operating Officer of the Company on August 4, 2000. The compensation in the table for Mr. Younger for periods prior to his election as Chief Financial Officer represents his compensation as Vice President and Controller of the Company. On August 4, 2000, pursuant to Mr. Younger's Amended and Restated Employment Agreement, the Compensation Committee awarded Mr. Younger a bonus for services rendered to the Company in 1999 in the amount of $107,500, the payment of which has been deferred.

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                             ANNUAL COMPENSATION            ----------------------
                                     -----------------------------------    SECURITIES
                                                                  OTHER     UNDERLYING      ALL
                                                                  ANNUAL     OPTIONS/      OTHER
                                             SALARY     BONUS     COMP.        SARS       COMP.(1)
    NAME AND PRINCIPAL POSITION      YEAR      ($)       ($)       ($)         (#)          ($)
    ---------------------------      ----    -------    ------    ------    ----------    --------
FORMER OFFICER:
Stephen J. Brocato(2)..............  1999    328,954        --        --        --           --
  Former President of                1998    265,168    73,644    12,067        --           --
  Cronos Containers Limited          1997    184,414    44,854    15,288        --           --

---------------
(1) This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2) Mr. Brocato served as President of Cronos Containers Limited, an operating subsidiary of the Company, from June 1, 1997 until March 31, 1999. To terminate his employment agreement, the Company paid Mr. Brocato L209,525 (US $328,954) in salary and expense reimbursements.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               --------------------------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
                               ------------------------------------------------------    POTENTIAL REALIZABLE
                                               % OF TOTAL                                 VALUE AND ASSESSED
                                NUMBER OF     OPTIONS/SARS                               ANNUAL RATES OF STOCK
                                SECURITIES     GRANTED TO                               PRICE APPRECIATION FOR
                                UNDERLYING     EMPLOYEES     EXERCISE OR                      OPTION TERM
                               OPTIONS/SARS    IN FISCAL     BASE PRICE    EXPIRATION   -----------------------
            NAME                GRANTED(#)        YEAR        ($/SHARE)       DATE        5%($)       10%($)
            ----               ------------   ------------   -----------   ----------   ---------   -----------
Peter J. Younger.............    200,000          100%          4.375      Dec. 2009     713,172     1,653,899

     Reported in this table are Stock Appreciation Rights ("SARs") granted to Mr. Younger. SARs allow the recipient to share in any increase in the value of a specified amount of the Company's Common Stock without acquiring ownership of such stock nor the rights associated with ownership. The Company and Mr. Younger entered into a Stock Appreciation Rights Agreement on October 13, 1999, at which time 200,000 SARs were granted to Mr. Younger.

     The last two columns of the table above, the potential realizable value of Mr. Younger's SARs, have been calculated under the assumption that the market price of the Company's Common Stock will appreciate in value from the date of grant to the end of the term of Mr. Younger's option (December 10, 2009) at either 5% per annum or 10% per annum. The actual value, if any, realized by Mr. Younger on the exercise of his SARs will depend on the excess of the fair market value of the Company's Common Stock over the grant price on the date the SARs are exercised, and may be substantially different from the figures assumed for purposes of preparing the table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF                     VALUE OF
                                                            SECURITIES UNDERLYING              UNEXERCISED
                                    SHARES                       UNEXERCISED                  IN-THE-MONEY
                                   ACQUIRED                  AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                      ON       VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 --------   --------   -----------   -------------   -----------   -------------
Dennis J. Tietz..................    --         --         321,600             --        187,000             --
Peter J. Younger.................    --         --          10,800        200,000             --        125,000
John M. Foy......................    --         --          10,800             --             --             --
Nico Sciacovelli.................    --         --           5,400             --             --             --
John C. Kirby....................    --         --          10,800             --             --             --

A. COMPENSATION OF DIRECTORS

     In 1999, outside directors received quarterly retainers of $6,250, fees of $6,000 per board meeting attended in person, fees of $1,000 for each board meeting attended via telephone conference facilities, and reimbursement of reasonable travel and entertainment expenses. In addition, Messrs. Taylor, Tharp and Walker each earned $30,000 for their services on the Transaction Committee of the Company during 1999. Mr. Melzer, as a non-voting member of the Transaction Committee prior to his election as a director of the Company, earned $20,000, and an additional $10,000 for serving as a director of Cronos' subsidiary, Cronos Containers (Cayman) Ltd.

     From and after the 1999 annual shareholders' meeting, held January 13, 2000, in Luxembourg, the fees payable by the Company to its outside directors were modified, as disclosed in last year's Proxy Statement. For the year 2000, the Company has paid its outside directors $3,000 per Board meeting attended in person ($1,000 for each Board meeting attended via telephone conference facilities), and an additional $1,500 per calendar quarter for serving on a committee of the Board (but in no event is payment made for participating on more than two committees of the Board). In addition, for the year 2000, Mr. Walker, as Chair of the Transaction Committee, was paid $25,000.

     SAR Grant to Outside Directors. On October 13, 1999, the Board approved the grant to each existing non-employee director of the Company, and to Mr. Melzer, of stock appreciation rights ("SARs") on 15,000 "share units," with a grant price of $4.094. A "share unit" is defined as the equivalent of one share of Common Stock of the Company. As of the date of the award of the SARs to the outside directors, October 13, 1999, the closing price of the Company's Common Stock was $4.875 per share. The share units vest over a period of three years, with one-third of the share units vesting on each of the first three anniversaries of the date of grant, October 13, 1999, or seven days before the next scheduled annual meeting of shareholders for that year, whichever date first occurs. If a grantee of share units resigns from the Company or is terminated (other than for cause) by the Company within twelve months following a "change in control," then the share units become vested and are fully exercisable at any time within 90 days after the date of such resignation or termination (if not exercised within said time period, then the share units lapse and terminate). The share units similarly vest in the event that a grantee is terminated by the Company without cause, or upon a grantee's permanent disability or death. A "change in control" is defined to include the acquisition by any person or related group of persons of 20% or more of the Common Stock of the Company. The share units are also fully exercisable upon any merger of the Company with another corporation or the sale of substantially all of the assets of the Company. The share units may be redeemed only for cash, not for shares of Common Stock of the Company. A grantee is entitled to an "award payment" at the time of exercise of share units, equal to the excess, if any, of the fair market value of a share of Common Stock on the date of exercise over the grant price, multiplied by the number of exercised share units. The number of share units is subject to adjustment in the event of any subdivision of the outstanding shares of the Common Stock of the Company, the declaration of a dividend payable in Common Stock of the Company, or like events. In all events, the share units may not be exercised beyond October 12, 2009. The grant of share units to an outside director does not entitle the director to any rights as a shareholder of the Company.

B. EMPLOYMENT AGREEMENTS

     CURRENT OFFICERS. Both Messrs. Tietz and Younger entered into Employment Agreements with the Company in 1998. Both Employment Agreements were amended in 2000. The following are summaries of each Employment Agreement, as currently in effect.

     Dennis J. Tietz. When Mr. Tietz was hired as Chief Executive Officer on December 11, 1998, he and the Company entered into an Employment Agreement (the "Agreement"). The initial term of the Agreement was to expire December 31, 2000. Under the Agreement, Mr. Tietz was to be paid a base salary of $235,000, subject to annual increases as determined by the Board, but in no event less than the increase in the consumer price index. Under the Agreement, Mr. Tietz was to receive bonus compensation at such times, and in such amounts, as the Board determines. Mr. Tietz was also entitled to receive from Cronos Capital Corp. ("CCC"), a subsidiary of the Company and the general partner of the U.S. limited partnerships sponsored by the Company, 3% of the fees and distributions payable by the partnerships to CCC for the life of the partnerships.

     At the time the Company entered into the Agreement with Mr. Tietz, it also granted him a stock option to acquire 300,000 shares of the Company's Common Stock, at an exercise price of $4.375 per share, the closing price of the Common Stock of the Company on December 11, 1998.

     The Agreement also provided for a severance payment to Mr. Tietz upon his termination without "cause" or upon Mr. Tietz' termination of the Agreement "for good reason."

     In June of 1999 the Board increased Mr. Tietz' base annual salary to $300,000, payable in monthly installments. Shortly after Interpool, Inc. made its proposal to the Company, in September 1999, to engage in a merger with the Company, the Compensation Committee of the Board commenced negotiations with Messrs. Tietz and Younger with a view to securing their services to the Company by extending their Employment Agreements, conforming Mr. Younger's Employment Agreement (which had been entered into in 1998) to the general provisions of the Employment Agreement with Mr. Tietz, and providing incentive compensation to both to encourage them to pursue a transaction that would enhance shareholder value. On March 24, 2000, the Compensation Committee of the Board and the full Board (with Messrs. Tietz and

Younger abstaining from the vote) approved revised Employment Agreements with Messrs. Tietz and Younger.

     Under the Amended and Restated Employment Agreement (the "Amended Agreement") with Mr. Tietz, the term of his employment continues until December 31, 2001, with any further extensions to occur upon the written agreement of both the Company and Mr. Tietz. The Amended Agreement provides for Mr. Tietz to be nominated to the Company's Board of Directors and nominated to serve as Chairman of the Board for the term of the Agreement. He shall continue to receive a base salary of $300,000 per year, with increases to commence January 1, 2001, in the discretion of the Board, but not less than the increase in the consumer price index. Mr. Tietz is to receive an annual bonus, in an amount of up to 50% of his annual base salary, to be calculated on the basis of performance goals established by the Compensation Committee, in its discretion.

     In addition, Mr. Tietz is entitled to receive a lump sum cash bonus (the "Transaction Bonus") upon the attainment of certain targets in the event of any "change in control" of the Company. A change in control is generally defined as the acquisition by any beneficial owner of 50% or more of the then-outstanding Common Stock of the Company, a merger or consolidation of the Company with and into another entity, or the sale of all or substantially all of the assets of the Company. The Transaction Bonus is calculated by multiplying the consideration received by the Company's shareholders as a result of any such transaction (the price per share, net of transaction costs and expenses, multiplied by the total number of the Company's common shares outstanding) by a fraction, the fraction determined by the following formula:

                                     X - Y
                                       --     x 0.25
                                       10

where "X" equals the price per share received by the holders of the Company's Common Stock and "Y" equals $5.40.

     Under his Amended Agreement, Mr. Tietz' Transaction Bonus shall be equal to 60% of the amount determined in accordance with the foregoing formula, and under his Amended Employment Agreement, Mr. Younger's Transaction Bonus shall be equal to 40% of the amount determined in accordance with the foregoing formula.

     Under the Amended Agreements with Messrs. Tietz and Younger, the amounts payable by the Company to them as Transaction Bonuses shall be reduced, dollar for dollar, so as to avoid the imposition of any excise tax upon the Company imposed by Section 4999 of the Internal Revenue Code.

     Under the Amended Agreement, the Company may, at any time, discharge Mr. Tietz from active service, upon no more than 30 days' advance notice, by providing a notice of termination. Mr. Tietz may terminate the Amended Agreement at any time upon the occurrence of certain events, such as a change in his duties or position. Under the Amended Agreement, Mr. Tietz is also entitled to three percent of the fees and distributions payable by the U.S. limited partnerships to CCC, the general partner, for the life of the partnerships. Mr. Tietz receives additional benefits, including an automobile.

     If, at any time, Mr. Tietz' employment is terminated for an event or events as defined in the Amended Agreement, then Mr. Tietz will be entitled to a severance payment (the "Severance Payment") from the Company. (The event or events as defined in the Amended Agreement are as follows: (a) the Company terminates Mr. Tietz' employment without "cause," (b) Mr. Tietz terminates his employment with the Company "for good reason," or (c) Mr. Tietz resigns, with or without good reason, within the thirty-day period commencing one year following an "equity change in control" of the Company. An equity change in control is generally defined as the acquisition by any person or related group of persons of 20% or more of the Common Stock of the Company). The severance payment will be made in a lump sum within 30 days of Mr. Tietz' last day of active service. It will comprise all accrued obligations plus a pro-rated portion of his annual salary and bonus for the year of termination. In addition, if Mr. Tietz agrees not to solicit or interfere with any relationship between the Company and any customer, supplier, investor, or limited partner of the Company or its affiliates for a period of 24 months following his last day of active service, and agrees not to solicit any existing employee of the Company to accept any position with any other company that currently engages in business with the Company, then Mr. Tietz shall be entitled to receive an additional lump sum payment in a dollar amount equal to his annual salary and bonus.

     At its meeting held on November 9, 2000, the Compensation Committee of the Board of the Company approved an amendment to the Amended Agreement with Mr. Tietz whereby the term of his employment will be for a perpetual two-year term, but terminable at any time by the Company upon no more than thirty (30) days' advance notice. The Committee also authorized a modification of the calculation of the Severance Payment to include all accrued obligations plus Mr. Tietz's annual salary and bonus for the year of termination. All other provisions of the Amended Agreement shall remain the same.

     Peter J. Younger. The Company and Mr. Younger entered into an Employment Agreement as of July 1, 1998 (the "Agreement"). The Agreement was for an indefinite term, and could generally not be cancelled except upon two-years' prior written notice. Under the Agreement Mr. Younger was entitled to a base salary, effective January 1, 1999, of $250,000 per year, and was entitled to an annual bonus under the terms and conditions of any bonus plan established by the Company for all employees.

     On March 24, 2000, upon the approval of the Compensation Committee of the Board and the full Board (with Messrs. Tietz and Younger abstaining), the Company entered into an Amended and Restated Employment Agreement with Mr. Younger (the "Amended Agreement"). The Amended Agreement generally contains the same terms and provisions as set forth in Mr. Tietz' Revised Agreement, subject to the following material differences. The Amended Agreement provides for Mr. Younger to be nominated to the Company's Board of Directors to serve as a member of the Board for the term of the agreement. Mr. Younger's base annual salary is $250,000. He also is entitled to a bonus, determined in the discretion of the Compensation Committee, in an amount of up to 50% of his base salary, on the basis of the achievement of performance goals established by the Committee. With respect to any transaction bonus payable to Messrs. Tietz and Younger upon a "change in control" of the Company, Mr. Younger is entitled to 40% of the amount determined by the formula, described above with respect to Mr. Tietz' Amended Agreement. In light of the fact that Mr. Younger currently resides in England, under his Amended Agreement (as was true under his original Employment Agreement), Mr. Younger is entitled to reimbursement from the Company for any additional income taxes payable by him on his income as a result of currently being resident in the United Kingdom over and above what he would pay on his employment income were he a resident of the State of California. Mr. Younger was granted stock appreciation rights as of October 13, 1999, described below. In addition, Mr. Younger is entitled to participate in all present and future option plans with other officers of the Company, in the discretion of the Compensation Committee.

     SAR Grant to Mr. Younger. To grant Mr. Younger incentive compensation, and to retain his services to the Company, the Board resolved on October 13, 1999, to grant to Mr. Younger stock appreciation rights ("SARs") on 200,000 "share units". A "share unit" is defined as the equivalent of one share of Common Stock of the Company. The grant of the SARs to Mr. Younger entitles him to receive cash payments from the Company as provided for in his Stock Appreciation Rights Agreement. The share units are redeemable only for cash, not for shares of Common Stock of the Company. The share units were granted to Mr. Younger at a grant price of $4.375 per share unit, the equivalent exercise price of the common shares subject to Mr. Tietz' option. As of the date of the award of the SARs to Mr. Younger, October 13, 1999, the closing price of the Company's Common Stock was $4.875 per share. The share units are exercisable by Mr. Younger over a period of three years, with one-third of the share units exercisable on each of the first three anniversaries of the date of grant. If Mr. Younger resigns from the Company within twelve months following a "change in control," then the share units become fully exercisable, at any time within 90 days after the date of such resignation (if not exercised within said time period, then the share units lapse and terminate). The share units similarly vest in the event that Mr. Younger is terminated by the Company without cause, or upon Mr. Younger's permanent disability or death. A "change in control" is defined to include the acquisition by any person or related group of persons of 20% or more of the Common Stock of the Company. The share units are also fully exercisable upon any merger of the Company with another corporation or the sale of substantially all of the assets of the Company.

     Upon any exercise of the share units, Mr. Younger is entitled to a cash payment by the Company in the amount of the excess, if any, of the then fair market value of a share of Common Stock of the Company over the grant price of the share units, multiplied by the number of share units then being exercised. The number of share units is to be adjusted in the event of any subdivision of the Company's outstanding shares, the declaration of a dividend payable in Common Stock of the Company, or like events. In all events, the share units granted to Mr. Younger expire if not exercised on December 10, 2009. The grant of the share units to Mr. Younger does not entitle him to exercise any rights as a shareholder of the Company.

     At its meeting held November 9, 2000, the Compensation Committee approved amendments to the Amended Agreement with Mr. Younger similar to those it approved for Mr. Tietz's Amended Agreement, namely, the provision of a perpetual two-year term, but terminable by the Company upon no more than thirty (30) days' advance notice, and a revision to the calculation of the severance payment payable to Mr. Younger upon his termination similar to the revised calculation of Mr. Tietz's severance payment in his Amended Agreement.

     John M. Foy. A subsidiary of the Company (the "Employer") and Mr. Foy entered into an Employment Agreement, effective April 1, 1999 (the "Agreement"), which was amended on December 1, 1999. The term of the Agreement, as amended, is until November 30, 2001. The Employer may not cancel the Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Foy in the performance of his duties. In the event of the termination of the Agreement by the Employer without "cause," Mr. Foy will be paid an amount equal to the greater of his annual salary under the Agreement for the balance of the term under the Agreement or that amount called for by the severance policy of the Company. The severance policy of the Company calls for an employee of the Company or its subsidiaries to be paid an amount equal to the product obtained by multiplying the employee's monthly salary at the time of the termination by the number of full years that the employee has worked for the Company (or the subsidiary), with a maximum severance payment of one year's salary. The Employer pays Mr. Foy a base salary ("Base Salary") of US $187,000 a year. The Base Salary may be increased in the discretion of the Company. Mr. Foy will receive bonus compensation at such times, and in such amounts, as the Company may determine. On February 4, 2000, the Company granted Mr. Foy a stock option to acquire 80,000 shares of the Company's Common Stock, at an exercise price of $5.25 per share, the closing price of the Company's common shares on that date. The options will vest and be exercisable as follows: 25% on February 4, 2001; 50% on February 4, 2002; 75% on February 4, 2003 and 100% on February 4, 2004.

     At its meeting held on November 9, 2000, the Compensation Committee of the Board approved an extension of the term of Mr. Foy's Agreement from November 30, 2001 to November 30, 2002. All other terms of Mr. Foy's Agreement shall remain the same.

     Nico Sciacovelli. Under the terms of his employment, Mr. Sciacovelli is entitled to a base salary ("Base Salary") of ITL 345,701,314 a year (approximately US $180,000). The Base Salary may be increased in the discretion of the Company. Mr. Sciacovelli will receive bonus compensation at such times, and in such amounts, as the Company may determine. Mr. Sciacovelli receives additional benefits, including an automobile. Mr. Sciacovelli's employment may be terminated by either party serving not less than three months written notice. On February 4, 2000, the Company granted Mr. Sciacovelli a stock option to acquire 80,000 shares of the Company's Common Stock, at an exercise price of $5.25 per share, the closing price of the Company's common shares on that date. The options, which will vest and be exercisable as follows: 25% on February 4, 2001, 50% on February 4, 2002, 75% on February 4, 2003 and 100% on February 4, 2004.

     At its meeting held on November 9, 2000, the Compensation Committee of the Board approved an extension of the term of Mr. Sciacovelli's Agreement from November 30, 2001 to November 30, 2002. All other terms of Mr. Sciacovelli's Agreement shall remain the same.

     John C. Kirby. A subsidiary of the Company (the "Employer") and Mr. Kirby entered into an Employment Agreement, effective April 1, 1999 (the "Agreement"), which was amended on January 20, 2000. The term of the Agreement as amended is until November 30, 2001 and thereafter shall continue until terminated by either party serving not less than three months written notice. The Employer may not cancel the Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Kirby in the performance of his duties. The Employer pays Mr. Kirby a base salary ("Base Salary") of GBP L97,890 a year (approximately US $157,000). The Base Salary may be increased in the discretion of the Company. Mr. Kirby will receive bonus compensation at such times, and in such amounts, as the Company may determine. Mr. Kirby receives additional benefits, including an automobile. On February 4, 2000, the Company granted Mr. Kirby a stock option to acquire 80,000 shares of the Company's Common Stock, at an exercise price of $5.25 per share, the closing price of the Company's common shares on that date. The options, which will vest and be exercisable as follows: 25% on February 4, 2001, 50% on February 4, 2002, 75% on February 4, 2003 and 100% on February 4, 2004.

     At its meeting held on November 9, 2000, the Compensation Committee of the Board approved an extension of the term of Mr. Kirby's Agreement from November 30, 2001 to November 30, 2002. All other terms of Mr. Kirby's Agreement shall remain the same.

     FORMER OFFICER. The following summarizes the compensation paid or payable by the Company to a former officer of the Company.

     Stephen J. Brocato. From June 1, 1997 through March 31, 1999, Mr. Brocato served as President of Cronos Containers Limited ("CCL"), a United Kingdom corporation and one of the Company's primary operating subsidiaries. To terminate his employment agreement, the Company paid Mr. Brocato L209,525 (US $328,954) in salary and expense reimbursements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. STEFAN M. PALATIN

     Stefan M. Palatin is a former Chairman of the Board and Chief Executive Officer of the Company. He was terminated as Chief Executive Officer of the Company on June 8, 1998, and resigned as Chairman of the Board on July 6, 1998. Based upon the Form 3 Report filed with the SEC on his behalf in April 1999, and other information available to the Company, Mr. Palatin currently is the beneficial owner of approximately 20% of the Company's issued and outstanding Common Stock.

     As disclosed in previous reports to the shareholders, in October 1999 the Company brought an action against Mr. Palatin in the Supreme Court of the State of New York for payment of the remaining balances due under two promissory notes, both dated July 14, 1997 (the "Palatin Notes"), by and between a subsidiary of the Company, as payee, and Mr. Palatin, as payor. The original principal amount of the Palatin Notes was $9.6 million. Mr. Palatin made no payments under the Palatin Notes, which were due on October 31 and December 31, 1997, respectively. The amounts due under the Palatin Notes were reduced by $5.3 million as a result of the sale, on or about June 21, 1999, of 1,463,636 shares of Common Stock of the Company by certain of the Company's lenders (the indebtedness of the Company to the lenders was reduced by a like amount). The shares had been acquired by the banks by pledge from the Company to secure, in part, indebtedness owed by the Company to the banks. As a result of the sale of the shares, Mr. Palatin owed the Company, at the time the Company filed its complaint in New York Supreme Court, $6.2 million in principal under the Palatin Notes.

     Mr. Palatin did not respond to the Company's lawsuit, and on February 8, 2000, the Supreme Court of the State of New York entered its default judgment against Mr. Palatin in the amount of $6.6 million.

     The Company currently is pursuing execution of the judgment against Mr. Palatin's beneficial ownership of the common shares of the Company. According to filings made with the SEC by the shareholder of Klamath Enterprises S.A. ("Klamath"), Mr. Palatin is the beneficial owner of the 1,793,798 outstanding shares of Common Stock of the Company owned of record by Klamath (the "Klamath Shares"). On February 28, 2000, the Company obtained a preliminary injunction order from the Superior Court of the Commonwealth of Massachusetts, Norfolk County, against Mr. Palatin and against the Company's transfer agent, EquiServe Limited Partnership, preliminarily enjoining them from selling, transferring, assigning, or otherwise encumbering, disposing of, or diminishing the value of the Klamath Shares. On or about June 28, 2000, the Company filed an amended complaint with the court, seeking to add, as a party defendant, Klamath. The Company is seeking a preliminary injunction enjoining Klamath, as record owner of the Klamath Shares, from selling, encumbering, or disposing of the Klamath Shares, and enjoining Klamath from attending meetings of shareholders of the Company or voting its common shares on matters put to the shareholders of the Company.

     The Company has also obtained a preliminary attachment order in the Swiss courts against the individual the Company believes is the record owner of the outstanding shares of Klamath, precluding him from transferring the shares of Klamath or the Klamath Shares. The record owner of the shares of Klamath has resisted responding to the preliminary attachment order, and a foundation that claims to be independent of Mr. Palatin has asserted in court that it is the exclusive owner of the outstanding shares of Klamath. The Company has prevailed in the trial court and in the court of appeal in its opposition to the foundation's preliminary objection. The Company intends to proceed to trial in the Swiss Courts in an attempt to obtain a judgment ordering transfer of the Klamath Shares to the Company in satisfaction of the indebtedness owed by Mr. Palatin to the Company.

     The objective of the Company is to satisfy the judgment obtained by the Company's subsidiary against Mr. Palatin by a transfer of the common shares beneficially owned in the Company by Mr. Palatin to the Company's subsidiary or by a liquidation of the shares in an amount sufficient to fully discharge the judgment. The Company is unable to predict whether it will succeed in achieving this objective.

B. MESSRS. WEISSENBERGER AND FRIEDBERG

     As discussed under "Proposals No. 4-6, Proposals for Submission to the Shareholders under Luxembourg Law" above, both Rudolph J. Weissenberger, formerly Chief Executive Officer and Chairman of the Board of the Company, and Axel E. Friedberg, formerly a director of the Company, were the subject of an investigation by the Staff of the SEC. Both consented, without admitting or denying the findings set forth therein, to an administrative cease and desist order with the SEC on August 8, 2000. In connection with the investigation, both Messrs. Weissenberger and Friedberg requested that the Company reimburse them for the legal expenses they incurred in responding to the SEC investigation and in negotiating the terms of the cease and desist order. After considering the matter, the Special Litigation Committee of the Board of Directors of the Company, on November 5, 1999, agreed to reimburse Mr. Weissenberg for the reasonable legal expenses incurred by him, but rejected the request of Dr. Friedberg for reimbursement of his legal expenses, based upon the facts then known to the Committee. The Company has reimbursed Mr. Weissenberger $103,000 for legal expenses incurred by him in responding to the SEC investigation.

     As reported under "Committees of the Board of Directors" above, the Special Litigation Committee, in its final report dated March 31, 2000, decided to reject Dr. Friedberg's request for the payment of $100,000 in fees for legal services purportedly rendered by Dr. Friedberg to the Company for the period from November 30, 1997 to December 31, 1998.

     The following reports and the performance graph on page 25 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is composed of three independent directors, Robert M. Melzer, as its Chair, and Maurice Taylor and S. Nicholas Walker. Each of the members of the Audit Committee is independent as defined by the Nasdaq Stock Market's listing standards. On March 24, 2000, the Audit Committee, followed by the full Board of Directors, adopted a written charter setting forth the duties and responsibilities of the Audit Committee. A copy of the charter, as adopted by the Board of Directors of the Company, is included in this Proxy Statement as Appendix B. The Audit Committee recommends to the Board of Directors, subject to shareholder approval, the selection of the Company's independent accountants.

     Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, and reviews the results and scope of the audit and other services provided by the Company's independent auditors.

     In this context, the Audit Committee has met and held discussions with management and the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors' their independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                          Respectfully submitted,

                                          Robert M. Melzer, Chairman
                                          Maurice Taylor
                                          S. Nicholas Walker

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     In last year's report of the Compensation Committee to the Company's shareholders, the Committee stated as its objectives attracting and retaining executives who would guide Cronos through the challenges it confronted after the turmoil created by the actions of former management. Last year's focus was on securing the services of Dennis J. Tietz, Chairman of the Board and Chief Executive Officer, and Peter J. Younger, Chief Financial (and now, Chief Operating) Officer of the Company. This the Committee did through negotiating revised Employment Agreements with Messrs. Tietz and Younger and by granting 200,000 SARs to Mr. Younger, as described under "Compensation of Executive Officers -- Employment Agreements" herein. The Committee also recommended, and the full Board and the shareholders approved, the adoption of the Company's 1999 Stock Option Plan, to provide incentives to the officers and key employees of the Company to remain with the Company and to achieve its business plan to return the Company to profitability and to restore confidence in the Company by its shareholders, lenders, managed container owners, and customers.

     Additional objectives pursued by the Compensation Committee this past year have been to secure the focus of the Company's key employees on managing the business of the Company while at the same time providing incentives to senior management to support the efforts of the Transaction Committee in pursuing a transaction to enhance shareholder value. The Committee pursued these objectives by granting one-year extensions to the employment agreements of the officers of the Company, and by providing incentive compensation in the employment agreements of Messrs. Tietz and Younger to encourage them to support a transaction involving the Company that would enhance shareholder value. For a discussion of the contract extensions and the incentive compensation provided to Messrs. Tietz and Younger to support a transaction of the Company, see "Compensation of Executive Officers -- Employment Agreements" herein.

     The compensation philosophy of the Committee is to provide sufficient salary and benefits to be competitive and cost-effective in the marketplace for talent. Next, to provide equity incentives tied to results. In this way, the interests of the shareholders and management will be aligned. The Committee will continue to support management's efforts to secure dedicated container leasing personnel through the provision of competitive compensation and benefits.

                                          Respectfully submitted,

                                          Charles Tharp, Chairman
                                          Maurice Taylor
                                          S. Nicholas Walker

                               PERFORMANCE GRAPH

     The graph below compares cumulative shareholder returns for the Company as compared with the S&P 500 Stock Index ("S&P 500") and the Dow Jones Transportation Index ("Dow Index"). The graph assumes the investment of $100 at the end of 1995 and the investment of all dividends.

     The graph covers the period of time beginning December 8, 1995, when the Company's Common Stock was first traded on NASDAQ (Symbol "CRNSF," until changed to "CRNS" in early 1999), through December 31, 1999.

                COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG THE CRONOS GROUP, THE S & P 500 INDEX
                 AND THE DOW JONES TRANSPORTATION AVERAGE INDEX
                              [PERFORMANCE GRAPH]

                                                                                                                DOW JONES
                                                                                                             TRANSPORTATION
                                                    THE CRONOS GROUP                S & P 500                    AVERAGE
                                                    ----------------                ---------                --------------
12/8/95                                                  100.00                      100.00                      100.00
12/95                                                    118.00                      100.00                       96.00
12/96                                                     70.00                      123.00                      110.00
12/97                                                     50.00                      164.00                      163.00
12/98                                                     64.00                      210.00                      169.00
12/99                                                     50.00                      255.00                      152.00

* $100 INVESTED ON 12/8/95 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of September 30, 2000, there were 9,158,378 shares of Common Stock of the Company, $2 par value, issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the Company's common shares as of September 30, 2000, by:

     - Each person who we know beneficially owns more than 5% of the Common
       Stock;

     - Each director;

     - Each current executive officer named in the Summary Compensation Table on pages 14-15; and

     - The directors and executive officers of the Company as a group.

     Unless otherwise indicated, each of the persons listed in the table has sole voting and investment power with respect to the shares shown.

                                                               AMOUNT          PERCENT
                IDENTITY OF PERSON OR GROUP                   OWNED(1)       OF CLASS(1)
                ---------------------------                   ---------      -----------
Stefan M. Palatin(2)........................................  1,793,798(2)      19.6%
Blavin Parties..............................................  1,529,136(3)      16.7%
Central Wechsel -- und Creditbank AG........................  1,075,000(4)      11.7%
Waveland Parties............................................  1,061,100(5)      11.6%
Rudolf J. Weissenberger.....................................    578,667(6)       6.3%
Quadrangle Offshore (Cayman) LLC............................    507,400(7)       5.5%
Dennis J. Tietz.............................................    321,600(8)       3.4%
Peter J. Younger............................................     10,800(9)         *
Robert M. Melzer............................................     10,000            *
S. Nicholas Walker..........................................         --           --
Charles Tharp...............................................         --           --
Maurice Taylor..............................................         --           --
John M. Foy.................................................     30,800(10)        *
John C. Kirby...............................................     30,800(10)        *
Nico Sciacovelli............................................     25,400(11)        *
All executive officers and directors as a group.............    429,400          4.5%

---------------
 (1) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes (a) all options, warrants or rights under which persons could acquire Common Shares currently and within 60 days following the date hereof, and (b) shares held beneficially by spouses, minor children or grandchildren. Any securities not outstanding which are subject to such options, warrants or rights shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

 (2) According to the Form 3, dated April 16, 1999, of Hans-Ulrich Ming, individually and as trustee for the benefit of Stefan M. Palatin, these shares are held of record by Klamath, a Panamanian company of which Mr. Palatin is believed to be the beneficial owner.

 (3) According to the Schedule 13D, dated September 24, 1999, of Blavin & Company, Inc. and Paul W. Blavin, as principal for Blavin & Company, Inc., these shares are held of record by PWB Value Partners, L.P., and advisory clients of Blavin & Company, Inc.

 (4) According to the Schedule 13D Amendment No. 1, dated March 10, 1998, of Central Wechsel -- und Creditbank AG, these shares were held of record by Enavest Holding S.A. ("Enavest"), a Panamanian company of which Stefan M. Palatin is believed to be the beneficial owner. However, pursuant to the terms of a pledge agreement between Central Wechsel -- und Creditbank AG and Enavest following the default of the repayment of a loan by Enavest, these shares are held of record by Central Wechsel -- und Creditbank AG.

 (5) According to their Form 4 dated September 10, 1999, these shares are held of record by Waveland Partners, L.P., Waveland Capital Management, L.P., Clincher Capital Corporation, Waveland Capital Management, LLC, Waveland Partners, Ltd., and Waveland International, Ltd.

 (6) According to his Form 3, dated December 21, 1998, Mr. Weissenberger is the record holder of 12,000 shares and indirectly holds 566,667 shares owned by Lude Management Corp.

 (7) According to the Schedule 13G, dated January 13, 2000, of Lawrence A. Heller, Quadrangle Offshore (Cayman) LLC is the beneficial owner of these shares.

 (8) Mr. Tietz may purchase 21,600 shares by exercising outstanding options before November 24, 2001, and may purchase an additional 300,000 shares by exercising outstanding options on or before December 10, 2008.

 (9) Mr. Younger may purchase 10,800 shares by exercising outstanding options on or before November 24, 2001.

(10) Messrs. Foy and Kirby may each purchase 10,800 shares by exercising outstanding options on or before November 24, 2001, and may each purchase an additional 20,000 shares by exercising outstanding options on or before February 4, 2010.

(11) Mr. Sciacovelli may purchase 5,400 shares by exercising outstanding options on or before November 24, 2001, and may purchase an additional 20,000 shares by exercising outstanding options on or before February 4, 2010.

   *  Less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     The Company's directors and executive officers must file reports with the SEC indicating the number of shares of the Company's Common Stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on written representations from the Company's directors and executive officers and a review of the copies of beneficial ownership reports furnished to the Company, the Company believes that all of the directors, executive officers and 10% shareholders of the Company complied with such reporting requirements during the 1999 fiscal year, except Messrs. Walker and Melzer who each filed a late initial statement on Form 3.

                                 OTHER MATTERS

     The proxyholders are authorized to vote, in their discretion, upon any other business that comes before the annual meeting and any adjournment of the meeting. The Board knows of no other matters which will be presented to the meeting.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The Company currently intends to hold its annual meeting of shareholders for the year 2001 in June 2001. Accordingly, without prejudice to the statutory rights granted under Luxembourg law to shareholders who alone or in aggregation with other shareholders control 20% of the shares of Common Stock of the Company, proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must, in addition to satisfying the other requirements of the Securities and Exchange Commission's rules and regulations, be received by the Company at its principal executive offices on or before January 15, 2001 in order to be considered for inclusion in the Company's Proxy Statement for the Company's 2001 annual meeting.

                               OTHER INFORMATION

     Shareholders are invited to visit the Company's internet website at www.cronos.com for real-time information throughout the year about the Company and links to Edgar filings of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ DENNIS J. TIETZ
                                          DENNIS J. TIETZ
                                          Chairman of the Board and
                                          Chief Executive Officer

Luxembourg
December 5, 2000

                                   APPENDIX A

                      NON-EMPLOYEE DIRECTORS' EQUITY PLAN

                                THE CRONOS GROUP

                      NON-EMPLOYEE DIRECTORS' EQUITY PLAN

1.  PURPOSE

     The purpose of The Cronos Group Non-Employee Directors' Equity Plan (the "Plan") is to promote the long-term growth and financial success of the Company by attracting, motivating and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company's non-employee directors and its shareholders.

2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as follows:

        "Annual Meeting" refers to an annual meeting of the Company's shareholders.

        "Board" refers to the Board of Directors of the Company.

        "Change in Control" refers to:

          (a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Common Stock then outstanding, but shall not include any such acquisition by:

                  (i) the Company;

                  (ii) any Subsidiary of the Company;

                  (iii) any employee benefit plan of the Company or of any Subsidiary of the Company;

                  (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

                  (v) any Person who, as of September 30, 2000, was the beneficial owner of 20% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all affiliates and associates of such Person, becomes the beneficial owner of 25% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred; or

                  (vi) any Person who becomes the Beneficial Owner of 20% or more, or, with respect to a Person described in clause (v) above, 25% or more, of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of 20% or more, or 25% or more, as the case may be, of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred; or

          (b) the situation where individuals who, as of the date this Plan is approved by the Board, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board.

     "Committee" refers to the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

     "Common Stock" refers to The Common Stock of the Company, par value $2 per share, or such other class or kind of shares or other securities as may be applicable under Section 12 below.

     "Company" refers to The Cronos Group, a Luxembourg holding company, or any successor to substantially all its business.

     "Deferred Compensation" refers to the amount of cash compensation that a Non-Employee Director elects not to receive but to convert to Director's Stock Units pursuant to the provisions of Section 6(b) hereof.

     "Director's Account" refers to the bookkeeping record established for each Non-Employee Director. A Director's Account is established only for purposes of measuring the value of the Company's obligation to a Non-Employee Director in respect of Director's Stock Units and earnings thereon and not to segregate assets or to identify assets that may be used to settle Director's Stock Units.

     "Director's Option" refers to a right to purchase shares of Common Stock granted to a Non-Employee Director pursuant to Section 7 hereof.

     "Director's Stock Unit" refers to a restricted stock unit granted to a Non-Employee Director pursuant to Section 6 hereof.

     "Effective Date" refers to the effective date of the Plan provided for in
Section 10 below.

     "Fair Market Value" refers to the closing sales price of the Common Stock as reported on the NASDAQ National Market (or such other market on which the Common Stock trades) on the applicable valuation date or dates.

     "Non-Employee Director" refers to a member of the Board or of a Subsidiary Board who is not an employee of the Company or any of its Subsidiaries.

     "Permanent Disability" refers to a physical or mental impairment rendering a Non-Employee Director substantially unable to function as a member of the Board or a Subsidiary Board, as the case may be, for any period of six consecutive months. Any dispute as to whether a Non-Employee Director is subject to a Permanent Disability shall be resolved by a physician mutually acceptable to the Non-Employee Director and the Company, whose decision shall be final and binding upon the Non-Employee Director and the Company.

     "Person" refers to any individual, firm, corporation, limited liability company, partnership or other entity.

     "Subsidiary" refers to (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

     "Subsidiary Board" refers to the Board of Directors of a Subsidiary.

3. ADMINISTRATION

     (a) Administration By The Board.

     The Plan shall be administered by the Compensation Committee of the Board (the "Committee"). The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or the secretary of the Committee or any officer or employee of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

     (b) Award Agreement Or Certificate.

     The terms and conditions of each grant of Director's Stock Units and Director's Options under the Plan shall be embodied in an award agreement or award certificate which shall incorporate the Plan by reference, and shall indicate the date on which the Director's Stock Units or Director's Options were granted and the number of Director's Stock Units or Director's Options granted on such date.

4.  SHARES AVAILABLE

     The stock offered under the Plan shall be shares of Common Stock of the Company. The Common Stock may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board may from time to time determine. Subject to adjustment as provided herein, the aggregate number of shares that may be issued under the Plan shall not exceed Two Hundred Seventy-Five Thousand (275,000) shares. Any shares subject to a Director's Option granted under the Plan that are not purchased thereunder shall again be available for the granting of Director's Options under the Plan.

5.  ELIGIBILITY

     Director's Stock Units and Director's Options shall be granted only to Non-Employee Directors. A Non-Employee Director who is a member of a Subsidiary Board and not a member of the Board of the Company shall participate in the Plan solely in the discretion of the Committee.

6.  DIRECTOR'S STOCK UNITS

     (a) General.

     A Director's Stock Unit shall represent the right to receive one share of Common Stock upon satisfaction of the conditions to vesting and settlement specified in the Plan. Director's Stock Units will be settled exclusively in Common Stock.

     (b) Grants Of Director's Stock Units.

     Director's Stock Units shall be awarded under the Plan as follows:

     (i) A Non-Employee Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him or her as a director (including any annual retainer fee and any fees payable for services on the Board or any committee thereof) (such reduction in compensation referred to herein as "Deferred Compensation") and to receive in lieu thereof Director's Stock Units; provided, however, that if a Non-Employee Director elects not to receive part of the cash compensation otherwise payable to him or her, and to receive, instead, Director's Stock Units, then the election shall not be for less than fifty percent (50%) of the Non-Employee Director's annual compensation as a director. Any such election shall be made prior to the beginning of, and will be effective for, the calendar year in which the compensation to the Non-Employee Director will be paid; provided, however, that for the first year in which the Plan is in effect, any Non-Employee Director may, at any time within thirty (30) days of the date the Plan is approved by the shareholders of the Company, make an election to participate in the Plan with respect to compensation payable to the Non-Employee Director for the then-current calendar year not yet paid to the Non-Employee Director; and provided further, however, that any Non-Employee Director not serving on the Board prior to the date the Plan is approved by the shareholders of the Company may, at any time within thirty (30) days of his or her original election to the Board, make an election to participate in the Plan, effective for the then-current calendar year. All elections made hereunder shall become irrevocable as of the last day such election may be made. Unless the Non-Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, an election will renew automatically for an additional calendar year. Any election made hereunder shall be in writing and shall specify the amount of compensation to be received in the form of Director's Stock Units.

     (ii) With respect to each Non-Employee Director who elects to receive a portion of his or her cash compensation in Director's Stock Units pursuant to
Section 6(b)(i) above, the number of Director's Stock Units to be credited to the Director's Account shall be equal to the quotient obtained by multiplying the Deferred Compensation by One Hundred Twenty-Five Percent (125%) and by then dividing the resultant product by the average of the Fair Market Value of a share of Common Stock of the Company for the twenty

(20) trading days immediately preceding the date that the Deferred Compensation would otherwise have been payable to the Non-Employee Director had the Director not made the election referred to in this Section 6.

     (c) Director's Accounts.

     The Director's Account for each Non-Employee Director who elects to receive Director's Stock Units in lieu of all or a portion of the Director's cash compensation, calculated in accordance with paragraph (b)(ii) above, shall be credited at such times as the Director's Stock Units are awarded to the Non-Employee Director and by the number of Director's Stock Units awarded to the Non-Employee Director. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of its Common Stock, then each Director's Account will be credited with an additional number of Director's Stock Units (including fractions thereof) determined by dividing (A) the amount of cash, or the value (as determined by the Board) of any securities or other property, paid or distributed in respect of one outstanding share of Common Stock by (B) the Fair Market Value of a share of Common Stock for the first date on which the Common Stock of the Company trades "ex-dividend" with respect to the dividend or distribution made by the Company with respect to its Common Stock, and multiplying the result of such division by (C) the number of Director's Stock Units that were credited to the Director's Account immediately prior to the date of the dividend or other distribution. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock.

     (d) Vesting; Accelerated Vesting; Deferral.

     (i) Director's Stock Units granted to a Non-Employee Director, and any additional Director's Stock Units credited to a Director's Account in respect of earnings or other distributions on such Director's Stock Units as provided in
Section 6(c), hereof, shall vest on the third anniversary of the date of grant, and shall be settled as soon as practicable thereafter, provided that the Non-Employee Director shall have remained a member of the Board continuously from the date of grant to said date.

     (ii) Notwithstanding the provisions of Section 6(d)(i) above, all Director's Stock Units granted to a Non-Employee Director shall immediately vest upon the first to occur of (A) a Non-Employee Director ceasing to be a member of the Board by resignation or removal, or (B) a Non-Employee Director ceasing to be a member of the Board as a result of death or Permanent Disability.

     (iii) Notwithstanding the provisions of Sections 6(d)(i) and 6(d)(ii) above, a Non-Employee Director may elect to defer settlement of any or all Director's Stock Units to a date subsequent to the vesting date of such Director's Stock Units, provided that no such deferral may extend beyond the earlier of (A) the Non-Employee Director's termination of service on the Board, or, if later, the Non-Employee Director's 70th birthday, or (B) the Non-Employee Director's death. Settlement of any deferred Director's Stock Units shall be made on or as soon as practicable following the date specified by the Non-Employee Director in the relevant deferral election or, if applicable, the earlier of the dates specified in clauses (A) or (B) of the preceding sentence.

     (e) Delivery Of Share Certificates.

     As soon as practicable following the vesting of Director's Stock Units as provided in Sections 6(d)(i) and 6(d)(ii) above, or the date for deferred settlement as provided in Section 6(d)(iii) above, Director's Stock Units shall be settled by delivery to the Non-Employee Director of a share certificate for the number of shares of Common Stock of the Company corresponding to such Director's Stock Units. Shares delivered in settlement of Director's Stock Units shall be free of all such restrictions, except any that may be imposed under applicable law or the Company's trading policy. As soon as practicable after the Effective Date, the Company shall register the Shares of Common Stock issuable in settlement of the Director's Stock Units that may be granted under the Plan under the Securities Act of 1933, as amended (the "Securities Act"), and shall, as required by the Securities Act, maintain from time to time the effectiveness of such registration.

     (f) No Shareholder Rights.

     The crediting of Director's Stock Units to a Director's Account shall not confer on the relevant Non-Employee Director any rights as a shareholder of the Company.

7.  GRANT OF DIRECTOR'S OPTIONS

     (a) General.

     A Director's Option shall entitle a Non-Employee Director to purchase a specified number of shares of Common Stock of the Company during a specified period at an exercise price per share of Common Stock determined as provided below. Subject to the provisions of Section 7(e) hereof, all Director's Options provided for herein shall have the general terms and conditions set forth in
Section 8 below.

     (b) Grant Of Director's Option To Existing Directors.

     Each Non-Employee Director of the Company as of the close of business on the Effective Date shall receive, as of the Effective Date, a Director's Option to purchase 15,000 shares of Common Stock. The exercise price per share of Common Stock of each Director's Option provided for in this Section 7(b) shall be the average of the Fair Market Value of one share of Common Stock for the twenty (20) trading days immediately preceding the Effective Date.

     (c) Grants Of Director's Options To New Directors.

     A Non-Employee Director who is initially elected at an annual or special meeting of the stockholders, or appointed to the Board other than in connection with an Annual Meeting, shall receive, as of the date of such initial election or appointment, a Director's Option to purchase 15,000 shares of Common Stock. The exercise price per share of Common Stock of each Director's Option provided for in this Section 7(c) shall be the average of the Fair Market Value of one share of Common Stock for the twenty (20) trading days immediately preceding the date of the Non-Employee Director's election or appointment to the Board. No Non-Employee Director of the Company receiving a grant of a Director's Option under the provisions of Section 7(b) hereof shall receive a grant of a Director's Option under the provisions of this Section 7(c).

     (d) Annual Grants Of Director's Options To Directors.

     On each anniversary of the date of the first grant of a Director's option to a Non-Employee Director under the provisions of Section 7(b) or 7(c) hereof, for the term of this Plan, a Non-Employee Director shall receive, as of the date of such anniversary, a Director's Option to purchase an additional 15,000 shares of Common Stock. Notwithstanding the foregoing, if the anniversary date of the first grant of a Director's Option to a Non-Employee Director for the last year of the term of the Plan is subsequent to the scheduled date of the Annual Meeting for said year, then and in such event, for purposes of this Section 7(d), the anniversary date of the first grant of the Director's Option shall be deemed the date of said Annual Meeting provided that the Non-Employee Director is a director as of the close of business on said date. The exercise price per share of Common Stock of each Director's Option provided for in this Section 7(d) shall be the average of the Fair Market Value of one share of Common Stock for the twenty (20) trading days immediately preceding the relevant anniversary date (or date of the Annual Meeting referred to in the preceding sentence).

     (e) Grant Of Director's Options Upon Conversion Of Existing SARs.

     A Non-Employee Director who holds stock appreciation rights ("SARs") granted to the Non-Employee Director on October 13, 1999 may convert his SARs into a Director's Option to purchase that number of shares of Common Stock equal to the number of unexercised SARs held by the Non-Employee Director as of the close of business on the Effective Date. The exercise price of Common Stock of each such Director's Option issued to a Non-Employee Director holding SARs shall be equal to the grant price of the SARs and, for purposes of determining the term of the Director's Option and the vesting of the Director's Option granted to a Non-Employee Director who elects to convert his SARs into a Director's Option, shall be equal to the date of grant of the SARs. All other terms of the Director's Option issued on conversion of SARs shall be as provided in Section 8 below. A Non-Employee Director wishing to convert his SARs into a Director's Option pursuant to the provisions of this Section 7(e) shall do so by written notice to the Company within thirty (30) days of the Effective Date. Any such election must be for conversion of all of the unexercised SARs then held by the Non-Employee Director making the election. Upon grant of a Director's Option to a Non-Employee Director pursuant to the provisions of this Section 7(e), the SARs previously held by the Non-Employee Director shall be deemed cancelled.

8.  GENERAL TERMS AND CONDITIONS OF DIRECTOR'S OPTIONS

     (a) Option Term.

     Each Director's Option shall expire on the date of the Annual Meeting held in the tenth calendar year following the date of grant, subject to earlier expiration as provided herein.

     (b) Vesting; Accelerated Vesting; Effect Of Termination Of Service.

     (i) Vesting Generally. Director's Options shall vest and become exercisable over three years, with one-third (1/3) of the Director's Options exercisable as of the first anniversary following the date of grant, one-third (1/3) exercisable as of the second anniversary following the date of grant, and one-third (1/3) exercisable as of the third anniversary following the date of grant, assuming, in each instance, that the Non-Employee Director has continued to serve as a member of the Board until the date of the relevant anniversary; provided, however, that all Director's Options awarded to a Non-Employee Director shall be considered fully vested upon the earlier to occur of (A) termination of the Non-Employee Director's service on the Board by reason of removal (unless the removal is "for cause," defined as removal of a Director for willful misconduct or reckless disregard of his or her duties as a Director);
(B) termination of the Non-Employee Director's service on the Board by reason of death or Permanent Disability; or (C) resignation from the Board within twelve
(12) months following a Change in Control. If a Non-Employee Director's service on the Board terminates for any reason other than as aforesaid, then any unvested Director's Options shall be forfeited to the Company, and the Non-Employee Director shall have no further right or interest therein.

     (ii) Exercise Following Termination of Service. Following termination of a Non-Employee Director's service on the Board, the former Non-Employee Director (or the former Non-Employee Director's estate, personal representative or beneficiary, as the case may be) shall have the right, subject to the other terms and conditions hereof, to exercise all Director's Options that had vested as of or in connection with the termination of service at any time within sixty
(60) days after the date of termination of service, subject to earlier expiration of the Director's Option pursuant to Section 8(a) above.

     (c) Notice Of Exercise.

     Subject to the other terms and conditions of the Plan, a Non-Employee Director may exercise all or any portion of a vested Director's Option by giving written notice of exercise to the Company, provided, however, that no fewer than 10 shares of Common Stock may be purchased upon any exercise of a Director's Option unless the number of shares purchased at such time is the total number of shares in respect of which the Director's Option is then exercisable, and provided, further, that in no event shall the Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company receives such written notice, or (ii) the date on which the conditions provided in Sections 8(d) and 8(e) below are satisfied.

     (d) Payment.

     The exercise price of a Director's Option may be paid in cash or previously owned shares or a combination thereof or by any other method approved by the Committee.

     (e) Limitation On Exercise.

     A Director's Option shall not be exercisable unless the Common Stock subject thereto has been registered under the Securities Act, and qualified under applicable state or foreign securities or "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such securities or "blue sky" laws is available. As soon as practicable after the Effective Date, the Company shall register the issuance of the shares of Common Stock issuable upon exercise of the Director's Options, and shall, as required by the Securities Act, maintain from time to time the effectiveness of such registration.

     (f) Issuance Of Shares.

     Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price for the number of shares with respect to which a Director's Option is exercised, the Company shall deliver to the exercising Non-Employee Director, at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director, one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director. Notwithstanding the foregoing, the Board in its discretion may, subject to rules and procedures as it may adopt or propose from time to time, provide Non-Employee Directors with the opportunity to defer receipt of shares of Common Stock issuable upon exercise of Director's Options.

9.  TRANSFERABILITY

     Director's Stock Units (including interests in a Director's Account) and Director's Options may not be transferred, pledged, assigned or otherwise disposed of except by will or the laws of descent and distribution or pursuant to a domestic relations order, provided, however, that Director's Options may be transferred to a member or members of a Non-Employee Director's immediate family (as defined below) or to one or more trusts or partnerships or other entity established in whole or in part for the benefit of one or more of such immediate family members (collectively, "Permitted Transferees"), subject to such rules and procedures as may from time to time be adopted or imposed by the Committee.

     If a Director's Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Non-Employee Director. A Non-Employee Director shall notify the Company in writing prior to any proposed transfer of a Director's Option to a Permitted Transferee and shall furnish the Company, upon request, with information concerning such Permitted Transferee's financial condition and investment experience. For purposes of the Plan, a Non-Employee Director's "immediate family" means any child, stepchild, grandchild, spouse, son-in-law or daughter-in-law and shall include adoptive relationships; provided, however, that if the Company adopts a different definition of "immediate family" (or similar term) in connection with the transferability of employee stock options awarded to employees of the Company, such definition shall apply, without further action of the Board, to the Plan.

10.  TERM

     The Effective Date of the Plan shall be the date of the 2000 Annual Meeting assuming the Plan is approved by the shareholders of the Company at such Annual Meeting. Unless earlier terminated in accordance with Section 11 below, the Plan shall expire on the date of the Annual Meeting held in 2003. Grants of Director's Options for existing Non-Employee and for newly-elected Non-Employee Directors as of the close of business on the date of the Annual Meeting held in 2003 shall be made to such Non-Employee Directors in accordance with the provisions of Section 7 hereof, and shall be the last grants made under the Plan. Expiration of the Plan in connection with the Annual Meeting held in 2003 shall not affect awards of Director's Stock Units and Director's Options made prior to such Annual Meeting, which awards shall remain outstanding subject to the terms hereof. Notwithstanding the foregoing or anything to the contrary in this Plan, the issuance of shares of Common Stock of the Company under the Plan, in settlement of Director's Stock Units, or upon exercise of Director's Options shall be subject to any further shareholder extension or approval of the authorized capital of the Company as may be required under the law of the jurisdiction in which the Company is organized.

11.  AMENDMENTS

     The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, including, without limitation, to amend the provisions for determining the amount of Director's Stock Units or Director's Options to be issued to a Non-Employee Director, provided, however, that:

     (a) any amendment which under the requirements of applicable law or NASDAQ rule must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such law or rule; and

     (b) except as provided in Section 12 below, the Board may not, without the approval of the Company's shareholders, increase the number of shares available for issuance under the Plan pursuant to Section 4 above or the number of Director's Stock Units to be issued to any Non-Employee Director pursuant to
Section 6 hereof or reduce the exercise price of a Director's Option.

     No termination or amendment of the Plan that would adversely affect a Non-Employee Director's rights under the Plan with respect to any award of Director's Stock Units or Director's Options made prior to such action shall be effective as to such Non-Employee Director unless he or she consents thereto.

12.  ADJUSTMENT OF AND CHANGES IN SHARES

     In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend or other change in corporate structure affecting the Common Stock of the Company, the Board, in its discretion, may make (i) such proportionate adjustments as it considers appropriate in the number and kind of shares authorized for issuance hereunder in order to preserve, but not increase, the benefits or potential benefits intended to be made available hereunder, and/or
(ii) such other adjustments as it deems appropriate. The Board's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors who receive grants under the Plan.

13.  NO RIGHT TO RE-ELECTION

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company's shareholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

14.  UNFUNDED PLAN

     The Plan is unfunded. Prior to the payment or settlement of any award of Director's Stock Units or the exercise of any Director's Option, nothing contained herein shall give any Non-Employee Director any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock with respect to awards hereunder.

                                   APPENDIX B

                            AUDIT COMMITTEE CHARTER

                                THE CRONOS GROUP

                                AUDIT COMMITTEE
                                       OF
                               BOARD OF DIRECTORS

COMMITTEE CHARTER

Function of the Committee

     The Committee's role is to act on behalf of the Board of Directors (the "Board") of The Cronos Group (the "Company") in overseeing all material aspects of the Company's reporting, control, and audit functions, except those specifically related to the responsibilities of another committee of the Board. The Committee's role includes a review of the qualitative aspects of financial reporting to the Company's shareholders and the supervision of compliance by the Company with significant legal and regulatory requirements applicable to the financial reporting of the Company.

     The Committee's role includes coordination with other Board committees and the maintenance of a strong and positive working relationship with the management of the Company, with the Company's internal accounting staff, with the Company's independent auditors, with counsel, and with other advisors to the Committee.

Membership of the Committee

     The Committee shall consist of at least three and no more than five independent, non-executive members of the Board of the Company. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board of the Company. To the extent practicable, members of the Committee shall have the ability to read and understand financial statements, including the Company's balance sheet, income statement, statement of cash flow, and key performance indicators. The Chair of the Committee shall be selected by the full Board of the Company.

Objectives and Operating Principles

     The Committee shall fulfill its responsibilities within the context of the following objectives and operating principles:

     - Independence of Members. The members of the Committee shall consist of non-executive members of the Board. Each member of the Committee shall be free of any relationship that, in the judgment of the Board, would interfere with his or her individual exercise of independent judgment. Each member of the Committee shall meet the definition of independence set forth in NASD Rule 4200(a)(15).

     - Communications. The Chair and the other members of the Committee shall, to the extent appropriate, have contact throughout the year with the senior management of the Company, other committee chairs and advisors, the internal accounting staff of the Company, and the Company's independent auditors, so as to strengthen the Committee's knowledge of relevant, current, and prospective accounting and control issues.

     - Meeting Agenda. The Committee's meeting agenda shall be the responsibility of the Committee Chair, with input from the members of the Committee and management.

     - Information Requirements. The Committee shall communicate its expectations with respect to the information required by the Committee to management and to the Company's outside auditors.

     - External Resources. The Committee is authorized to access internal and external resources, as the Committee requires, to carry out its responsibilities.

     - Attendance at Committee Meetings. The Committee shall request members of management, the Company's internal and external auditors, and counsel, as applicable, to participate in meetings of the Committee as necessary to carry out the Committee's responsibilities. At least once a year, the

       Committee shall meet in executive session with only the members of the Committee and the Company's independent auditors present. It is understood that any of the internal accounting staff, independent auditors of the Company, or counsel may, at any time, request a meeting with the Committee or the Chair of the Committee with or without management in attendance.

     - Report to the Board. The Committee, through the Chair of the Committee, shall report periodically, as deemed necessary, but at least annually, to the full Board. In addition, minutes of all meetings of the Committee (other than those held in executive session) shall be prepared and made available to each Board member.

     - Meeting Frequency. The Committee shall meet at least quarterly. Additional meetings shall be scheduled as necessary by the Chair of the Committee.

     - Report to Shareholders. The Committee shall prepare a report to the shareholders of the Company for inclusion in the Company's proxy statement distributed to shareholders in connection with any annual meeting of shareholders at which directors are to be elected in conformity with Item 306 of Regulation S-K of the SEC.

     - Committee's Relationship with External and Internal Auditors. The Company's independent auditors, in their capacity as independent public accountants, shall be responsible to the Board of Directors of the Company and to the Audit Committee of the Board as representatives of the shareholders of the Company. The independent auditors shall report all of the relevant accounting and control issues to the Committee that come to the attention of the independent auditors. In executing its oversight role, the Committee shall review the work of the Company's independent auditors. The Company shall annually review the independence of the Company's auditors, consistent with the standards set by the Independence Standards Board.

     - Direct Input to Chair of Committee. If either the internal accounting staff or the independent auditors of the Company identify significant issues relative to the accounting or control functions of the Company that have been communicated to senior management but, in their judgment, have not been adequately addressed, then such matters should be communicated directly to the Chair of the Committee.

Committee's Responsibilities

     The Committee shall:

     - Review with management and the independent auditors, upon completion of the audit, the financial results for the year.

     - Review with management and the independent auditors all proposed interim financial statements and the related regulatory filings.

     - Review the independent auditors' annual audit plans and the degree to which they can be relied upon to detect fraud and weaknesses in internal controls, including information technology.

     - Review the independent auditors' proposed audit fees and its proposed fee arrangement for non-audit services.

     - Review with the Company's management and the independent auditors the Company's general policies and procedures so as to reasonably assure the adequacy of internal accounting and financial controls.

     - Discuss with the independent auditors any relevant recommendation which they may have regarding improving internal financial controls, the selection of accounting principles, and management's reporting systems.

     - Provide support to other Committees of the Board, as requested by the Committees, with respect to accounting, audit, and related issues.

     - Review the Code of Ethical Conduct that management has established and confirm that management has a procedure in place to enforce the Code.

     - Apprise the Board of Directors, by means of oral reports, distribution of the minutes of its meetings, and special presentations, when necessary, of significant developments relating to the performance of the Committee's duties.

     - Provide guidance and oversight of the internal audit activities of the Company, including a review of the organization, plans, and results of such activities.

     - Recommend to the Board of Directors any appropriate extension or change in the duties of the Committee.

     - Recommend to the Board of Directors the retention or non-retention of the Company's independent auditors.
                            ------------------------

     This Charter was adopted by the Audit Committee on March 23, 2000, and by the full Board of Directors of the Company on March 24, 2000.

                                  DETACH HERE

                                     PROXY

                                THE CRONOS GROUP

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CRONOS GROUP FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 10, 2001

     The undersigned hereby appoints Dennis J. Tietz, Peter J. Younger, and S. Nicholas Walker, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of The Cronos Group that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Hotel Le Royal, 12 Boulevard Royal, Luxembourg on Wednesday, January 10, 2001 at 10:00 a.m., local time, and at any adjournment, postponement, or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND THE ADOPTION OF PROPOSALS 2 THROUGH 8

SEE REVERSE SIDE          TO BE SIGNED ON REVERSE SIDE          SEE REVERSE SIDE

                                  Reverse side

                                     [LOGO]

[X]  Please mark votes as in this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR SHARES OF COMMON STOCK "FOR" ALL PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS

1. Elect Two Directors

   THE NOMINEES ARE: MAURICE TAYLOR AND CHARLES THARP

   [ ]  FOR ALL NOMINEES (EXCEPT AS INDICATED BELOW)

   [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

   (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME BELOW)

--------------------------------------------------------------------------------

2. APPROVE THE COMPANY'S NON-EMPLOYEE DIRECTORS' EQUITY PLAN

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. Approve the Appointment of Deloitte & Touche S.A. as the Independent Auditors for Fiscal Year 2000 and Authorize the Directors to Fix the Auditor's Remuneration.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4. Approve the Reports of the Independent Auditors and of the Board of Directors.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5. Approve the Company's Consolidated and Unconsolidated Financial Statements for the Year Ended December 31, 1999.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

6. Discharge the Following Member of the Board of Directors Pursuant to the
   Article 74 of the Company Law (10 August 1915) from the Execution of His Mandate for the Year Ended December 31, 1998: Rudolph J. Weissenberger.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

7. Discharge the Following Members of the Board of Directors Pursuant to the
   Article 74 of the Company Law (10 August 1915) from the Execution of Their Mandate for the Year Ended December 31, 1999: Rudolph J. Weissenberger, Ernst-Otto Nedelmann, Dennis J. Tietz, Maurice Taylor, Charles Tharp, and S. Nicholas Walker.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

8. Approve the Allocation of the Profit/Loss Reported by the Company for the Year Ended December 31, 1999.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

9. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment, postponement, or continuation thereof.

Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.

Signature:                                                       Date:

Signature:                                                       Date: